UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☐   Preliminary Information Statement

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☑   Definitive Information Statement

HealthMarkets, Inc.

(Name of Registrant As Specified In Its Charter)

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INFORMATION STATEMENT

May 1, 2007

Dear Fellow Stockholder:

I cordially invite you to attend the 2007 Annual Meeting of Stockholders of HealthMarkets, Inc. The meeting this year will be held at 10:00 a.m., Central Daylight Time, on Wednesday, May 23, 2007, at the offices of HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, Texas. The attached notice of annual meeting and Information Statement describes the items currently anticipated to be acted upon by the stockholders at the Annual Meeting. Please note that no proxies will be solicited by the Board of Directors in connection with the meeting.

One of the purposes of the Information Statement is to give you important information regarding HealthMarkets’ Board of Directors and executive management. We urge you to read the Information Statement carefully.

On behalf of the management and directors of HealthMarkets, Inc., I want to thank you for your continued support and confidence in HealthMarkets. We look forward to seeing you at the 2007 Annual Meeting.

Sincerely,

WILLIAM J. GEDWED
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING
INFORMATION STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 23, 2007
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION ABOUT THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2 AMENDMENT TO CERTIFICATE OF INCORPORATION
“ARTICLE IX
PROPOSAL 3 PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
4. OTHER BUSINESS
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

9151 BOULEVARD 26
NORTH RICHLAND HILLS, TEXAS 76180

NOTICE OF ANNUAL MEETING

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of HealthMarkets, Inc. to be held on Wednesday, May 23, 2007 at 10:00 a.m., Central Daylight Time, at the Company’s offices located at 9151 Boulevard 26, North Richland Hills, Texas 76180.

This Information Statement is being delivered in connection with the following matters:

1. Electing ten (10) directors to serve until our next annual stockholders’ meeting,

2. Approving the amendment of HealthMarkets’ Certificate of Incorporation to permit the redemption of Class A-2 Common Stock outstanding for less than six (6) months where such redemption is permitted under the Company’s agent stock accumulation plans,

3. Ratifying the appointment of KPMG LLP to serve as HealthMarkets’ independent registered public accounting firm, and

4. Any other matters that may properly come before the Annual Meeting or any postponement or its adjournment.

Members of HealthMarkets’ Board of Directors and stockholders holding approximately 88.6% of our outstanding Common Stock as of March 30, 2007, have indicated that they intend to vote in favor of electing the proposed slate of directors, approving the amendment of HealthMarkets’ Certificate of Incorporation, and ratifying the appointment of the Company’s independent registered public accountants. Therefore, the proposals will be assured of receiving the required vote and will be approved at the Annual Meeting and will become effective immediately following the Annual Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

Date: May 1, 2007

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT FOR THE 2007 ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD MAY 23, 2007

General

This Information Statement is being distributed in connection with the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of HealthMarkets, Inc., a Delaware corporation (“we”, “our”, “us” or other words of similar import), to be held at our offices located at 9151 Boulevard 26, North Richland Hills, Texas on May 23, 2007, at 10:00 a.m., Central Daylight Time.

This Information Statement includes information relating to the proposals to be voted on at the meeting, the voting process, compensation of directors and our most highly paid officers, and other required information.

This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. Each person who is receiving this Information Statement also is receiving a copy of our Annual Report on Form 10-K for the year ended December 31, 2006. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about May 1, 2007.

Our Board of Directors has approved, and has recommended that the stockholders approve, the following proposals (collectively, the “Proposals”):

1. The election of the slate of ten (10) directors proposed by our Nominating Committee to serve until the next annual meeting of stockholders and until their respective successors are chosen and qualified;

2. The amendment of HealthMarkets’ Certificate of Incorporation to permit the redemption of Class A-2 Common Stock outstanding for less than six (6) months where such redemption is permitted under the Company’s agent stock accumulation plans;

3. The ratification of the selection of KPMG LLP as the Company’s independent registered public accountants to audit the accounts of the Company for the fiscal year ending December 31, 2007; and

4. Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Merger

On April 5, 2006, HealthMarkets, Inc. (formerly UICI) completed its merger (the “Merger”) providing for the acquisition of the Company by affiliates of a group of private equity investors, including The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. The stock ownership of each of these private equity firms is set forth below under the caption “Security Ownership of Certain Beneficial Owners and Management.” As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets common shares (other than shares held by certain members of management and shares held through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

In the transaction, HealthMarkets’ public shareholders received aggregate consideration of approximately $1.6 billion, of which approximately $985.0 million was contributed as equity by the private equity investors. The balance of the Merger consideration was financed with the proceeds of a $500.0 million term loan facility extended by a group of banks, the proceeds of $100.0 million of trust preferred securities issued in a private placement, and Company cash on hand in the amount of approximately $42.8 million.

Voting

The Board of Directors has selected the close of business on March 30, 2007 (the “Record Date”) as the time for determining the holders of record of our Class A-1 Common Stock and Class A-2 Common Stock, par value

$0.01 per share (collectively, “Common Stock”), entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock outstanding on the record date are the only securities that entitle holders to vote at the annual meeting or any adjournment or postponement thereof. Each share of Class A-1 Common Stock and Class A-2 Common Stock is entitled to one vote per share on all matters to be presented at the meeting.

Members of the Board of Directors, members of management and other significant holders of our Class A-1 Common Stock (collectively, the “Consenting Stockholders”) own a total of 26,900,160 shares, or approximately 88.6% of our total voting power. Because the Consenting Stockholders have indicated that they will vote in favor of all of the Proposals and because such Consenting Stockholders control more than a majority of the voting power, the Proposals are assured of receiving the required vote and being adopted and, thus, we are not soliciting any proxies.

Stockholders attending the Annual Meeting are welcome to vote at the annual meeting and may address any matters that may properly come before the meeting.

How Many Shares of HealthMarkets Common Stock were Outstanding as of the Record Date?

As of March 30, 2007, our record date, 30,355,947 shares of our Common Stock were issued and 30,354,995 shares were outstanding, consisting of 26,900,160 shares of Class A-1 Common Stock and 3,454,835 shares of Class A-2 Common Stock. Each share owned entitles the holder to one vote for each share so held. A list of our Stockholders entitled to vote is available at our executive offices at 9151 Boulevard 26, North Richland Hills, Texas 76180. The telephone number of our executive offices is (817) 255-5200.

How Many Shares are needed to constitute a Quorum at the meeting?

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power are necessary to constitute a quorum at the Annual Meeting. However, the stockholders present at the Annual Meeting may adjourn the meeting despite the absence of a quorum.

What Vote is Required to Approve the Proposals?

A plurality of the votes cast is required to elect directors. For all of the other Proposals, the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy is required to approve the other Proposals. Abstentions will have the same effect as votes against the Proposals, although abstentions will count toward the presence of a quorum.

Why Isn’t HealthMarkets Required to Solicit Proxies for the Proposals?

As indicated above, the Consenting Stockholders have indicated they will vote in favor of the Proposals, thereby ensuring that such Proposals will be adopted. Therefore, the solicitation of proxies is not necessary, and, in order to eliminate the costs and management time involved, our Board of Directors has decided not to solicit proxies.

When Will Each Proposal Become Effective?

The Proposals will be effective immediately following the completion of the 2007 Annual Meeting, which is at least 20 days after the mailing of this Information Statement. We are mailing this Statement on or about May 1, 2007 and will hold our Annual Meeting on May 23, 2007.

How Can Stockholders Participate in the Meeting?

Each stockholder of record as of the record date can participate in the Annual Meeting personally or through another person or persons designated to act for such stockholder by proxy.

How Will Our Stockholders Know When the Proposals are Effective?

Those stockholders that attend the Annual Meeting will be notified then of the effectiveness of the Proposals. In addition, we will notify our stockholders of the effective dates of the Proposals described in this Information Statement when we file our Form 10-Q for the quarter ended June 30, 2007, which will be the first Quarterly Report on Form 10-Q following the Annual Meeting.

Who Will Pay for the Costs Associated with this Information Statement?

HealthMarkets will pay all costs associated with distributing this Information Statement, including the costs of printing and mailing.

No additional action is required by you in connection with the Proposals. However, Section 14(c) of the Exchange Act requires the mailing to our stockholders of the information set forth in this Information Statement at least twenty (20) days prior to the earliest date on which the corporate action may be taken.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

Ten (10) directors will be elected at the Annual Meeting, each of whom is expected to serve until our next annual meeting of stockholders and until his successor has been duly elected and qualified. All of the nominees are currently directors of the Company, and each nominee has consented to being named as a nominee and to serve, if elected.

In connection with the Merger, we entered into a stockholders agreement with various investment affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking (the “Private Equity Stockholders”), as well as certain management stockholders. The Stockholders Agreement provides that the Board of Directors of the Company consist of the following:

•	up to six directors nominated or designated by the investment affiliates of Blackstone and any permitted transferee thereof (collectively, the “Blackstone Investor Group”);

•	up to two directors nominated or designated by the investment affiliates of Goldman Sachs and any permitted transferee thereof (collectively, the “GS Investor Group”);

•	up to one director nominated or designated by the investment affiliates of DLJ Merchant Banking and any permitted transferee thereof (collectively, the “DLJ Investor Group,” and each of the Blackstone Investor Group, the GS Investor Group and the DLJ Investor Group, a “Private Equity Investor Group”);

•	one member of management, which we refer to as the “management director,” to be nominated by Private Equity Stockholders holding a majority of the Class A-1 Common Stock held by Private Equity Stockholders; and

•	additional directors, including directors who may be considered independent under various SEC and stock exchange definitions to the extent deemed necessary or advisable.

The allocation of board representation to the Private Equity Investor Groups will be reduced as the ownership interest of Class A-1 Common Stock of such Private Equity Investor Group is reduced. The Blackstone Investor Group will have the ability to designate a majority of the directors for so long as it holds a majority of the shares of Class A-1 Common Stock issued to the Private Equity Stockholders in the Merger. Each Private Equity Investor Group will lose its right to designate directors entirely when its ownership of shares of Class A-1 Common Stock is less than the greater of (i) five percent of the shares of Class A-1 Common Stock issued to the Private Equity Stockholders in the Merger and (ii) three percent of the then-outstanding shares of Class A-1 Common Stock.

Generally, each director will have one vote. However, if the Blackstone Investor Group nominates or designates fewer than the maximum number of directors to which it is entitled, then the Blackstone Investor

Group’s directors will have aggregate voting power on board matters equal to the maximum number of directors that the Blackstone Investor Group is entitled to nominate or designate divided by the number of directors they have actually nominated or designated.

The Blackstone Investor Group has designated Chinh E. Chu and Matthew S. Kabaker for nomination as directors. The GS Investor Group has designated Adrian M. Jones and Nathaniel M. Zilkha for nomination as directors. The DLJ Investor Group has designated Kamil M. Salame for nomination as a director. William J. Gedwed has been designated as the management director. Messrs. Allen F. Wise, Mural R. Josephson, Andrew S. Kahr and Steven J. Shulman have been designated as additional directors.

THE BOARD OF DIRECTORS HAS NOMINATED THE FOLLOWING SLATE OF DIRECTORS TO HEALTHMARKETS’ BOARD AND HAS RECOMMENDED APPROVAL OF THEIR ELECTION TO SERVE UNTIL THE NEXT ANNUAL MEETING OF ITS STOCKHOLDERS IN 2008 OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED. IF A NOMINEE IS UNAVAILABLE FOR ELECTION, THE BOARD MAY REDUCE THE NUMBER OF DIRECTORS TO BE ELECTED AT THE MEETING.

			Year
			First
			Elected
Name	Age	Background	Director

Allen F. Wise	64	Mr. Wise was elected a director and chairman of the Board of Directors of HealthMarkets in July 2006. Mr. Wise does not serve on any committees of the Board. He also serves as chairman of the board of directors of Coventry Health Care, a national managed health care company based in Bethesda, Md. For eight years Mr. Wise served as Coventry Health Care’s president and chief executive officer. Prior to his tenure at Coventry Health Care, he was executive vice president at UnitedHealth Group, Inc., and its predecessor, MetraHealth Companies, Inc. Earlier in his career, Mr. Wise served as president and chief executive officer of Wise Health System, a health care investment company; president and chief executive officer of Keystone Health Plan; and served as chief operating officer of Independence Blue Cross. Mr. Wise is a director of Magellan Health Services, Inc. (a manager of behavioral health and radiology benefits).	2006

William J. Gedwed	51	Mr. Gedwed has been a director of the Company since June 2000 and has served as President and Chief Executive Officer since July 1, 2003. Mr. Gedwed is a member of the Executive Committee and the Nominating Committee of the Board. Mr. Gedwed also currently serves as Chairman and Director of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee, The Chesapeake Life Insurance Company and Fidelity First Insurance Company (subsidiaries of the Company). Mr. Gedwed currently serves as a Director of NMC Holdings, Inc. and Motor Club Investors Inc. He also served as a director and/or executive officer of other subsidiaries of NMC Holdings, Inc. until December 2005.	2000

			Year
			First
			Elected
Name	Age	Background	Director

Chinh E. Chu	40	Mr. Chu has been a director of the Company since April 2006 and served as Chairman of the Board from April 2006 until July 2006. Mr. Chu is a member of the Executive Committee, Executive Compensation Committee, Compliance & Governance Committee and Nominating Committee of the Board. Mr. Chu is a Senior Managing Director of The Blackstone Group LP, which he joined in 1990. Mr. Chu received a BS in Finance from the University of Buffalo. He currently serves as a director of Celanese Corporation, Nalco Holdings LLC, SunGard Data Systems, Inc., Graham Packaging Holdings Company, Financial Guaranty Insurance Company and Encore Medical Corporation.	2006

Adrian M. Jones	42	Mr. Jones has been a director of the Company since April 2006. Mr. Jones is a member of the Executive Committee, Executive Compensation Committee, Compliance & Governance Committee and Investment Committee of the Board. Mr. Jones has been a Managing Director of Goldman, Sachs & Co. since 2002. Mr. Jones joined Goldman, Sachs & Co.’s Investment Banking Division in 1994 and moved to its Merchant Banking Division in 1998. Before joining Goldman Sachs, Mr. Jones served as a lieutenant in the Irish Army and worked at Bank of Boston. Mr. Jones earned a BA from University College Galway, an MA in Economics from University College Dublin and an MBA from Harvard Business School. Mr. Jones currently serves on the boards of directors of Burger King Corporation, Autocam Corporation and Signature Hospital Holdings.	2006

			Year
			First
			Elected
Name	Age	Background	Director

Mural R. Josephson	58	Mr. Josephson has been a director of the Company since May 2003 and is a member of the Audit Committee and Executive Compensation Committee of the Board. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson is a licensed Certified Public Accountant in the State of Illinois, and is a member of the American Institute of Certified Public Accountants. He has served as a director of Omni Youth Services (a non-profit social welfare agency located in Buffalo Grove, Illinois) since October 2003, as a director of SeaBright Insurance Holdings, Inc. (a publicly-traded company providing multi-jurisdictional workers’ compensation insurance) since February 2004, as a director of PXRE Group Ltd. (a publicly-traded company providing primarily catastrophe and risk excess reinsurance products and services) since August 2004 and as a director of ALPS Corporation and its wholly-owned subsidiary, Attorneys Liability Protection Society, Inc. (a privately-held insurance company that writes attorney errors and omissions coverage) since January 1, 2006. Mr. Josephson received his B.S. in Accountancy from Northern Illinois University in 1970.	2003

Matthew S. Kabaker	30	Mr. Kabaker has been a director of the Company since April 2006. Mr. Kabaker is a member of the Audit Committee, Investment Committee, Compliance & Governance Committee, and Executive Compensation Committee of the Board. Mr. Kabaker is a Principal of The Blackstone Group, which he joined in 1998. Mr. Kabaker received a BA in Philosophy, Politics & Economics from the University of Pennsylvania. Mr. Kabaker currently serves on the boards of directors of TRW Automotive, Financial Guaranty Insurance Company, Ariel Reinsurance Holdings and Michaels Stores, Inc.	2006

			Year
			First
			Elected
Name	Age	Background	Director

Andrew S. Kahr	66	Mr. Kahr has been a director of the Company since August 2006. Mr. Kahr is employed by Global Financial Innovation, SA, St. Moritz, Switzerland. He served as a financial services consultant with Eden Properties, SA, St. Moritz, Switzerland from March 2003 to October 2006. Following his retirement as chairman and chief executive officer of Providian Corporation in 1986, Mr. Kahr served as a financial services consultant with Sodemo, SA, St. Moritz, Switzerland, from February 1986 until March 2003. Mr. Kahr holds a BA from Harvard College and a Ph.D. in Mathematics from the Massachusetts Institute of Technology.	2006

Kamil M. Salame	38	Mr. Salame has been a director of the Company since April 2006. Mr. Salame is a member of the Executive Committee, Nominating Committee, and Investment Committee of the Board. Mr. Salame is a partner of DLJ Merchant Banking Partners, the leveraged buyout business of Credit Suisse’s asset management business. Mr. Salame joined DLJ Merchant Banking Partners in 1997. Previously, he was a member of DLJ’s Leveraged Finance Group. Mr. Salame is a director of Aspen Insurance Holdings Limited, Merrill Corporation, Professional Career Development Institute, LLC and US Express Leasing, Inc. Mr. Salame received a JD from Columbia Law School, an MBA from Columbia Business School and a BS from Georgetown University.	2006

Steven J. Shulman	55	Mr. Shulman began serving as a director of the Company in July 2006. Mr. Shulman is a member of the Executive Compensation Committee of the Board. He also serves as chairman and chief executive officer of Magellan Health Services, Inc. (a manager of behavioral health and radiology benefits). Prior to joining Magellan Health Services, Mr. Shulman founded IHCG, an early-stage healthcare technology venture fund, and served as its Chairman and Chief Executive Officer from 2000 to 2002. Prior to IHCG, he was employed by Prudential Healthcare, Inc. as its Chairman, President and Chief Executive Officer from 1997 to 1999. Mr. Shulman co-founded Value Health, Inc., a New York Stock Exchange-listed specialty managed health care company, and served as President of its Pharmacy and Disease Management Group and director from 1991 to 1997. Mr. Shulman is a member of the board of directors of IHCG, Digital Insurance (a private employee benefit service company).	2006

			Year
			First
			Elected
Name	Age	Background	Director

Nathaniel M. Zilkha	31	Mr. Zilkha has been a director of the Company since April 2006. Mr. Zilkha is a member of the Audit Committee of the Board. Mr. Zilkha has been a Vice President of Goldman, Sachs & Co., since 2004. For the last five years, he has worked in the Principal Investment Area of Goldman, Sachs & Co., where he focuses on investments in healthcare services, life sciences and medical devices. Mr. Zilkha holds a BA from Princeton University. Mr. Zilkha currently serves on the boards of directors of XLHealth Corporation, Signature Hospital Holdings, Diveo Broadband Networks, Inc. and iHealth Technologies, Inc.	2006

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation for the 2006 Fiscal Year

The following table shows the compensation paid to our directors for their services during the fiscal year ended December 31, 2006. Directors who are our employees do not receive additional compensation for their services as directors. Accordingly, Mr. Gedwed receives, and Mr. Reed received, no compensation for their services as directors. Messrs. Chu, Jones, Kabaker, Salame and Zilkha, members of our Board designated by the Private Equity Stockholders, are not considered to be independent and therefore also do not receive compensation for their services. We provide our independent directors with an annual retainer for Board and Committee membership and have, historically, awarded stock option grants to our independent directors. We reimburse all directors for travel and lodging expenses they incur in connection with their attendance at directors’ meetings and meetings of the stockholders of the Company.

						Change in
						Pension
						Value and
	Fees				Non-Equity	Nonqualified
	Earned or				Incentive Plan	Deferred
	Paid in	Stock	Option		Compensation	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards(12) ($)		($)	Earnings	Compensation ($)		Total ($)

Allen F. Wise(1)	100,000	—	85,012	(6)	—	—	—		185,012
Steven J. Shulman(2)	62,500	—	9,168	(7)	—	—	—		71,668
Mural R. Josephson(3)	152,750	—	13,459	(8)	—	—	—		166,209
Andrew S. Kahr(4)	75,000	—	3,301	(9)	—	—	—		78,301
Dennis C. McCuistion(5)	56,750	—	1,018	(10)	—	—	300,000	(11)	357,768
Richard T. Mockler(5)	21,000	—	118	(10)	—	—	300,000	(11)	321,118
R.H. Mick Thompson(5)	47,000	—	—		—	—	300,000	(11)	347,000
Chinh E. Chu	—	—	—		—	—	—		—
Adrian M. Jones	—	—	—		—	—	—		—
Matthew S. Kabaker	—	—	—		—	—	—		—
Kamil M. Salame	—	—	—		—	—	—		—
Nathaniel M. Zilkha	—	—	—		—	—	—		—

(1)	Elected a director effective July 1, 2006. Mr. Wise receives an annual retainer for Board membership of $200,000.

(2)	Elected a director effective June 9, 2006. Mr. Shulman receives annual retainers for the following: Board membership — $100,000; Executive Compensation Committee membership — $25,000.

(3)	Mr. Josephson receives annual retainers for the following: Board membership — $100,000; Chairmanship of the Audit Committee — $50,000; Executive Compensation Committee membership — $25,000

(4)	Elected a director effective August 30, 2006. Mr. Kahr receives an annual retainer for Board membership of $150,000

(5)	Ceased being a director effective April 5, 2006.

(6)	74,323 options were outstanding at December 31, 2006.

(7)	6,757 options were outstanding at December 31, 2006.

(8)	4,045 options were outstanding at December 31, 2006. Excludes cash payment of $87,991 in connection with the Merger whereby options to purchase shares were cancelled and converted into the right to receive payment equal to the difference between $37.00 and the exercise price of the options.

(9)	4,200 options were outstanding at December 31, 2006.

(10)	No options were outstanding at December 31, 2006.

(11)	Represents $150,000 paid and $150,000 accrued to Messrs. McCuistion, Mockler and Thompson, respectively, under Consulting Agreements entered into in June 2006.

(12)	Calculated in accordance with Statement of Financial Accounting Standards 123R. Represents compensation expense recognized in 2006 for financial statement reporting purposes. Excludes cash payments made to Messrs. McCuistion and Mockler in the amount of $2,851 and $31,938, respectively, in connection with the Merger whereby options to purchase shares were cancelled and converted into the right to receive payment equal to the difference between $37.00 and the exercise price of the options.

Director Independence

The Board has determined that Messrs. Wise, Shulman, Kahr and Josephson are “independent,” as that term is defined under the listing standards of the New York Stock Exchange. Mr. Gedwed is not “independent” due to his affiliation with the Company. At the time he served on the Board, Mr. Reed also was not considered “independent” due to his affiliation with the Company. Messrs. Chu, Jones, Kabaker, Salame and Zilkha are not “independent” due to their respective affiliations with the Private Equity Stockholders.

Annual Meeting Attendance

We encourage but do not require our directors to attend the Annual Meeting of Stockholders. Two (2) of the Company’s then directors attended the Annual Stockholder Meeting held October 12, 2006.

Stockholder Communication with Our Board

All current members of the Company’s Board are listed under the heading “More About Our Company” on the Company’s website (www.healthmarkets.com). Stockholders may communicate directly with the HealthMarkets Board of Directors, including the Chairman of the Audit Committee, the Chairman of the Nominating Committee and/or the non-management directors individually or as a group. All communications should be directed to our Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. In addition, we maintain contact information, both telephone and email, on our website under the heading “Contact Us.” The envelope should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications, with the exception of spam, business solicitations and advertisements, product inquiries and suggestions, resumes and other forms of job inquiries, surveys, and obvious “junk” and mass mailings.

Board Meetings, Attendance, and Executive Sessions

During the fiscal year ended December 31, 2006, the Board of Directors met eight (8) times and took action on other occasions by unanimous consent of its members. Each member of the Board of Directors who held such position in 2006 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such Board Member served. The Board met in executive session during all regularly scheduled meetings, without management present, and plans to continue that practice going forward.

Board Committees

To assist the Board in the discharge of its responsibilities, the Company has established a standing Audit Committee, Executive Committee, Investment Committee, Compliance & Governance Committee, Nominating Committee, and Executive Compensation Committee. The following chart shows the composition of the committees of the Board of Directors and the number of meetings held by each committee during fiscal year 2006.

							Compliance &				Executive
Director	Audit		Executive		Investment		Governance		Nominating		Compensation

Allen F. Wise
William J. Gedwed			x						x
Chinh E. Chu			x	*			x	*	x	*	x	*
Adrian M. Jones			x		x		x				x
Mural R. Josephson	x	*									x
Matthew S. Kabaker	x				x	*	x				x
Andrew S. Kahr
Kamil M. Salame			x		x				x
Steven J. Shulman											x
Nathaniel M. Zilkha	x
Fiscal 2006 Meetings	8		0		1		0		0		3

x — Committee Member

* — Committee Chair

The functions and composition of these Board committees are described below:

Audit Committee, Financial Expert

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by assessing the processes related to the Company’s risks and control environment, overseeing the integrity of the Company’s financial statements and financial reporting and compliance with legal and regulatory requirements and evaluating the Company’s audit processes. The Audit Committee confers with the Company’s independent registered public accounting firm and internal auditors regarding audit procedures, including proposed scope of examination, audit results and related management letters. The Audit Committee reviews the services performed by the independent registered public accounting firm in connection with determining their independence, reviews the reports of the independent registered public accounting firm and internal auditors, and reviews recommendations about internal controls. The Committee selects and appoints the Company’s independent registered public accounting firm and approves any significant non-audit relationship with the independent registered public accounting firm.

KPMG LLP, the Company’s independent registered public accounting firm, has direct access to the Audit Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

Since joining the Board in May 2003, Mr. Josephson has served as the Audit Committee Chairman. The Board of Directors has determined that Mr. Josephson, who is independent of management of the Company, is an “audit committee financial expert”, as that term is defined under applicable Securities Exchange Act rules. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm.

Mr. Josephson is a licensed Certified Public Accountant in the State of Illinois, and is a member of the American Institute of Certified Public Accountants. The other members of the Audit Committee are not “independent.”

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (www.healthmarkets.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee has adopted procedures governing the receipt, retention and handling of concerns regarding accounting, internal accounting controls or auditing matters that are reported by employees, stockholders and other persons. Employees may report such concerns confidentially and anonymously by utilizing a toll free hot line number [(877) 778-5463] or by accessing Report-It [www.reportit.net], a third party reporting service. All others may direct such concerns in writing to the Board of Directors, Audit Committee and/or the non-management directors c/o our Corporate Secretary, HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

The Audit Committee’s Report appears elsewhere in this Information Statement.

Executive Committee

The Executive Committee has the authority of the full Board of Directors in the management and affairs of the Company, except that the Committee may not effect certain fundamental corporate actions, including (a) declaring a dividend, (b) amending the Certificate of Incorporation or By-Laws, (c) adopting an agreement of merger or consolidation, or (d) imposing a lien on substantially all of the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters that are not sufficiently important to require action by the full Board of Directors. Although the Executive Committee did not meet during fiscal 2006, the Committee took action on selected occasions by unanimous consent of its members.

Investment Committee

The Investment Committee coordinates with the Investment/Finance Committees of the Company’s insurance subsidiaries in supervising and implementing the investments of the funds of the Company and its insurance subsidiaries.

Compliance & Governance Committee

The Compliance & Governance Committee was established by the Board of Directors on August 30, 2006. The Committee develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company; oversees the evaluation of the Board and management, and reviews the succession plan of the Chief Executive Officer and other key officer positions. The Committee also oversees and monitors the Company’s compliance and regulatory functions, including the assessment on a periodic basis of the processes related to the Company’s risk and control environment, the oversight of the integrity of the Company’s compliance with legal and regulatory requirements and evaluation of the Company’s overall compliance program. The Committee also makes recommendations concerning the structure, size and membership of the various committees of the Board of Directors.

The Compliance & Governance Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (www.healthmarkets.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Nominating Committee

The Nominating Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board and recommends that the Board select the director nominees to be voted on at the next annual meeting of stockholders. None of the members of the Nominating Committee are “independent.”

As a result of the Merger and the terms of the Stockholders’ Agreement that provide for the designation of directors by the Private Equity Investor Groups, the Board of Directors has determined that it is not appropriate to establish specific qualifications for nominees or a formal process for identifying and evaluating such nominees for director.

In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director for 2008 must be made in writing and received by the Corporate Secretary of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 not later than March 2, 2008 (see “Stockholder Proposals for the 2008 Annual Meeting”). The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation”. The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. At a minimum, candidates for election to the Board must meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Candidates should also have relevant business and financial experience, and must be able to read and understand fundamental financial statements. The Committee has not historically received director candidate recommendations from the Company’s stockholders but will consider all relevant qualifications as well as the needs of the Company in terms of compliance with the Securities and Exchange Commission rules.

The Nominating Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (www.healthmarkets.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Although the Nominating Committee did not meet during 2006, the Committee took action on selected occasions by unanimous consent of its members.

The Nominating Committee did not receive any recommendations from stockholders regarding candidates to serve on the Board for the 2007 Annual Stockholder Meeting.

Executive Compensation Committee

The Executive Compensation Committee administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. The Committee is authorized to provide assistance to the Company’s directors in fulfilling their responsibility to shareholders to ensure that the Company’s officers, key executives and board members are compensated in accordance with the Company’s total compensation objectives and executive compensation policy. The Company is also authorized to advise, recommend, and approve compensation policies, strategies, and pay levels necessary to support organizational objectives. The Committee may form and delegate to subcommittees when appropriate.

The Committee reviews and approves corporate goals and objectives relative to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives and sets the CEO’s compensation level based on this evaluation. The Committee meets in executive session without the CEO to determine his compensation. The Committee receives recommendations from the CEO as to compensation of other executive officers, and the CEO participates in Committee discussions regarding the compensation of such officers.

The Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans, evaluates, from time to time, the compensation to be paid to directors for their service on the Board or any committee thereof, and prepares a report on executive compensation as required by the Securities and Exchange Commission to be included in the Information Statement.

Historically, the Committee has engaged the services of an independent compensation consultant to assess the Company’s compensation program and to obtain additional information relative to administering executive compensation decisions. As discussed in the Compensation Discussion and Analysis, the Committee had access to compensation information prepared by Mercer Human Resources Consulting, Inc. in March 2007, which information was considered by the Committee in determining 2006 annual bonus compensation for the Company’s executives.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (www.healthmarkets.com). Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Board has determined that Messrs. Chu, Kabaker and Jones are not “independent” as that term is defined under the listing standards of the New York Stock Exchange, due to their respective affiliations with the Private Equity Stockholders. During 2006, no Executive Compensation Committee member was an officer or employee of us or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers served as a member of the Executive Compensation Committee or as a director of any company where an executive officer of that company is a member of our Executive Compensation Committee. The members of the Executive Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are described below under the caption “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”

Family Relationships

There are no family relationships between any of the directors or executive officers.

Involvement in Certain Legal Proceedings

During the past five years, none of the directors or executive officers has been involved in any legal proceedings that are material to the evaluation of their ability or integrity.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Executive Compensation Program

The Company’s compensation objectives are to support the Company’s overall business strategy and objectives, attract and retain the best possible executive talent, motivate executive officers to achieve the Company’s performance objectives, and reward individual performance and contributions. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to targeted incentives we provide.

Prior to the April 5, 2006 Merger in which the Private Equity Stockholders acquired the Company, our compensation programs and policies were administered and overseen by a compensation committee composed entirely of independent directors. Following the Merger, the Executive Compensation Committee (the “Committee”) (of which Chinh Chu (Chairman), Matthew Kabaker, Adrian Jones, Mural R. Josephson and Steven Shulman serve as members) administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. As discussed in more detail above under the heading “Compensation Committee Interlocks and Insider Participation in Compensation Decisions,” several of the members of the Committee are not considered “independent.”

In connection with the Merger, in September 2005, Messrs. Gedwed, Myhra, McQuagge, and Truxal entered into employment commitment agreements, the principal terms of which were requested by and negotiated with The Blackstone Group after the key terms of the Merger were agreed upon. These employment commitment agreements set forth the principal terms and conditions of employment for each of these executive officers following completion of the Merger. Upon completion of the Merger, these officers entered into definitive employment agreements containing the terms set forth in the employment commitment agreements. Upon completion of the Merger, Messrs. Hauptman and Plato also entered into definitive employment agreements with the Company. In general, the employment agreements provided for annual base salary, not less than the executive officer’s base salary immediately prior to the Merger, and eligibility for an annual target bonus ranging from a minimum of 75% of annual base salary up to a maximum of 200% of annual base salary (depending upon the executive’s position ). The terms of the employment agreements are discussed in more detail below under the heading “Employment and Consulting Agreements.”

In connection with his appointment as Chief Financial Officer, Mr. Boxer entered into an employment agreement with the Company effective September 26, 2006. In addition, on May 24, 2006, the Company entered into an agreement with Mr. Reed providing for the continuation of Mr. Reed’s employment through the later of June 30, 2006 or such date to which the Company and Mr. Reed shall mutually agree. The terms of these agreements are described in more detail below under the heading “Employment and Consulting Agreements.”

Components of Executive Compensation

Historically, we have used a variety of compensation elements to reach our executive compensation program goals. These include base salary, annual bonus compensation, awards of stock options and restricted stock, certain additional incentive programs, employee benefit plans, and termination and change in control arrangements. We also offer limited perquisites to executive officers. Each component of compensation has been designed to complement the other components and, when considered together, to meet the Company’s overall compensation objectives; however, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Base Salaries

Base salary is the primary fixed portion of executive pay. It compensates executives for performing their day-to-day duties and responsibilities. As discussed above, the base salaries of Messrs. Gedwed, Hauptman, Myhra, McQuagge, Plato and Truxal for 2006 were based on the terms of the employment commitment agreements and employment agreements entered into in connection with the Merger. These base salaries were the same salaries that the executive officers received in 2005. The executive officers named in the Summary Compensation Table on page 20 below (the “Named Executive Officers” or the “NEOs”) did not receive an increase in base salary at the beginning of 2006 and did not receive any adjustments to their salaries following the Merger. As discussed above, the base salary of Mr. Boxer was based on the terms of an employment agreement entered into with the Company effective September 26, 2006.

Annual Bonus Compensation

The Company has established and implemented an annual bonus compensation plan for senior executives, pursuant to which the Company has set a maximum bonus potential for each executive as a percentage of base compensation. The annual bonus compensation plan is designed to achieve the Company’s objective of linking compensation to annual performance results, attracting, motivating and retaining high-caliber leadership, and aligning the interests of senior executives and stockholders.

The target bonuses established for the Named Executive Officers in 2006 ranged from 75% to 200% of base salary and were based on the terms of the employment agreements. Following year end, Mr. Gedwed met with Messrs. Boxer, Myhra, McQuagge, and Plato and evaluated their performance for the year. Mr. Gedwed made recommendations to the Committee for these Named Executive Officers (other than Mr. Boxer) based on the following performance objectives and relative weightings:

1. Corporate earnings performance: 20%.

2. Business unit earnings performance: 30%.

3. Growth prospects: 20%.

4. Regulatory compliance: 20%.

5. Management abilities: 10%.

The executive was rated for each performance goal and, based on the relative weighting of each goal, Mr. Gedwed developed an overall score for each executive, which served as the basis for his recommendation to the Compensation Committee.

Due to his short tenure with the Company (which commenced on September 26, 2006), Mr. Boxer’s 2006 annual bonus was based exclusively on an evaluation of his performance with respect to the management abilities objective.

The final determination of annual bonus compensation payouts with respect to 2006 performance for Messrs. Boxer, Myhra, McQuagge, and Plato was made at a meeting of the Committee held on March 29, 2007, at which time the Committee considered Mr. Gedwed’s recommendations and reviewed and approved 2006 bonus compensation for such Named Executive Officers. Mr. Hauptman, who resigned as the Company’s Chief Financial Officer and assumed a new executive role at the Company’s Agency Marketing Group in September 2006, received his 2006 bonus in February 2007 following his review with Mr. McQuagge, consistent with other employees who are not direct reports of the CEO. Messrs. Reed and Truxal, who were no longer employed by the Company, did not receive bonuses.

With respect to Mr. Gedwed’s annual bonus compensation, the Committee evaluated Mr. Gedwed’s performance based on the following performance objectives, each of which the Committee weighted equally:

1. Corporate earnings performance.

2. Development of management team.

3. Corporate performance related to sales, insurance products, provider networks, administrative cost reduction, strategic initiatives, corporate branding and regulatory management.

During a meeting held on March 29, 2007, the Committee evaluated Mr. Gedwed’s performance relative to these performance objectives and made a final determination regarding Mr. Gedwed’s 2006 bonus.

The Committee also had access to the compensation information prepared by Mercer Human Resources Consulting, Inc. (“Mercer”) in March 2007. The analysis was limited to base salary and annual bonus payable to executive officers at a peer group of companies. The analysis was based on proxy data, other publicly disclosed information and Mercer’s own research library. The peer group considered in the Mercer analysis consisted of the following companies: Assurant, Cincinnati Financial, Torchmark, Unitrin, Protective Life, Phoenix Companies, StanCorp Financial Group, AmerUS Group, Great American Financial, Universal American and FBL Financial. Although, this survey information was considered by the Committee in determining annual bonus compensation, no particular weight was accorded the survey information and the Committee did not necessarily attempt to provide a level of compensation at any particular range within the survey group.

The annual bonuses paid to Messrs. Gedwed, Boxer, Hauptman, Myhra, McQuagge, and Plato for 2006 ranged from 67% to 175% of base salary and are included in the Bonus column of the Summary Compensation Table on page 20 below.

Stock Options

On May 8, 2006, the Board of Directors of HealthMarkets adopted the 2006 Management Stock Option Plan (the “2006 Plan”), in accordance with which options to purchase shares of HealthMarkets’ Class A-1 Common Stock may be granted from time to time to officers, employees and non-employee directors of HealthMarkets or any subsidiary. The purpose of the 2006 Plan is to attract and retain officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. The Board believes that the Company will be able to enhance the prospects for its business objectives and more closely align the interests of outside directors, officers and key employees with those of the Company’s stockholders by providing those individuals with the opportunity to increase their equity interests in the Company on meaningful terms.

In May and June of 2006, the Committee granted non-qualified options under the 2006 Plan to Messrs. Gedwed, Hauptman, Myhra, McQuagge and Plato. Mr. Boxer received a grant of non-qualified options under the 2006 Plan in September 2006 in connection with his appointment as the Company’s Chief Financial Officer. Messrs. Reed and Truxal did not receive grants under the 2006 Plan. Option grants under the 2006 Plan were made in connection with the Merger. Except in the case of a newly-hired executive, it is not currently anticipated that additional option grants will be made to the Named Executive Officers under the 2006 Plan.

These options were intended to provide a long-term incentive opportunity to the executives that also linked the interests of the executive with those of the stockholders, as the options provide no value unless the value of the underlying shares increases. The number of stock options granted to a particular executive officer was based on the executive’s position and an evaluation of the executive’s ability to influence the long-term growth and profitability of the Company. The number of options previously granted to, and shares held by, an officer were not considered in determining the number of options granted in May and June of 2006 to the officer. These options are included in the Grants of Plan Based Awards table on page 21 below. The Committee does not time the grant of stock options in consideration of the release of material non-public information.

Under the 2006 Plan, the option price may not be less than 100% of the Fair Market Value (as defined below) on the date of grant, except that the option price of an incentive stock option issued to an employee who owns Class A-1 Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Company stock may not be less than 110% of the Fair Market Value on the date of grant. Under the 2006 Plan, “Fair Market Value” is defined to mean the fair market value of a share as determined from time to time by the Board in good faith or, in the event of a termination of employment by certain key executives (other than for cause) within six months of an IPO or change of control, the consideration paid per share pursuant to such transaction.

The stock options granted to employees under the 2006 Plan vest in three “tranches.” One-third of the options vest in 20% increments over five years with an exercise price equal to the fair market value per share at the date of grant (the “Time-Based Options”). One-third of the options vest in increments of 25%, 25%, 17%, 17% and 16% over five years, provided that the Company shall have achieved certain specified performance targets, with an exercise price equal to the fair market value on the date of grant (the “Performance-Based Options”). Any Performance-Based Options as to which an optionee does not earn the right to exercise in any year shall expire and terminate. The remaining one-third of the options vest in increments of 25%, 25%, 17%, 17% and 16% over five years with an initial exercise price equal to the fair market value at the date of grant. The exercise price increases 10% each year beginning on the second anniversary of the grant date and ending on the fifth anniversary of the grant date (the “Tranche C Options”). Options granted to directors (“Director Options”) vest in 20% increments over five years. Director Options, Time Based Options, Performance-Based Options and Tranche C Options expire ten years following the grant date and become immediately exercisable upon the occurrence of a “Change in Control” (as defined) if the optionee remains in the continuous employ of the Company or any subsidiary until the date of the consummation of such Change in Control.

On August 30, 2006, the Committee established financial performance goals for the initial 25% vesting tranche of the Performance-Based Options based on certain earnings criteria. The Committee believes that the criteria selected established an appropriate target for the initial 25% vesting tranche, and viewed the likelihood of the Company achieving such target as approximately fifty percent. At its March 29, 2007 meeting, the Committee determined that the performance goals for the initial 25% vesting tranche had been satisfied. Performance goals for the remaining four vesting tranches of the Performance-Based Options are expected to be established annually by the Committee.

Additional Incentive Programs

During 2006, the Company’s Named Executive Officers were also entitled to participate in an incentive program (the “BOB II Program”) which was established in August 2002. Pursuant to the BOB II Program, the Company agreed to distribute to “eligible participants” on August 15, 2006, in cash, an aggregate of the dollar equivalent value of 200,000 HealthMarkets shares. Eligible participants in the BOB II Program consisted of full-time employees, including executive officers, of HealthMarkets and its subsidiaries and independent agents associated with HealthMarkets’ insurance subsidiaries who were employed by or contracted with HealthMarkets and its subsidiaries, as the case may be, at the close of business on August 15, 2002 and who remained employed by or contracted with HealthMarkets and its subsidiaries at the close of business on August 15, 2006. In accordance with the BOB II Program, each eligible participant was entitled to receive his or her portion of the aggregate cash payment determined by reference to a formula based on, among other things, such eligible participant’s tenure with HealthMarkets and its subsidiaries and level of compensation. Each eligible participant in the BOB II Program received on August 15, 2006 an amount (subject to any applicable withholding tax) in cash equal to the number of shares subject to such awards held by such participant multiplied by $38.37 per share. Compensation under the BOB II Program for each Named Executive Officer did not exceed $10,000 per person and is included in the “All Other Compensation” column of the Summary Compensation Table. A BOB III program, with substantially similar features to BOB II, was made effective on January 31, 2007, with an expected payout on August 15, 2010.

Payments Related to the Merger or Dispositions

Outstanding Stock Options.  In connection with the Merger, each outstanding option to purchase shares of HealthMarkets Common Stock granted under the Company’s 1987 Amended and Restated Stock Option Plan became fully vested, and (except with respect to 360,030 options granted under the 1987 Plan that were held by certain executive officers and converted into options to acquire shares of Class A-1 Common Stock) each option granted under the 1987 Plan was cancelled and converted into the right to receive a payment (subject to any applicable withholding taxes) equal to the difference between $37.00 and the exercise price for the option.

Restricted Stock.  From time to time, the Company made awards of restricted shares of the Company’s Common Stock to eligible participants. These restricted shares generally vested on the second anniversary of the date of grant and were otherwise forfeitable if the participant ceased to provide material services to the Company as an employee, independent contractor, consultant, advisor, director or otherwise for any reason other than death prior to vesting. Shares of restricted stock also vested upon a change of control (as defined in the applicable award) or upon the death of the participant. The Committee determined not to award restricted stock to any eligible participant with respect to 2005 or 2006 performance. To the extent not already lapsed, all applicable forfeiture provisions of the outstanding restricted shares lapsed in connection with the Merger and, effective August 30, 2006, the Company’s Board of Directors authorized the termination of each of the outstanding restricted stock plans.

Success Bonus Award Plan.  On September 14, 2005, the Company’s Board of Directors adopted a Success Bonus Award Plan as an employee incentive and retention program to help retain employees and provide an incentive to employees (including executive officers) who were expected to be key to a successful completion of the Merger. Under the terms of the Success Bonus Award Plan, a participant was entitled to receive his or her award if the participant continued to be employed by the Company or any of the Company’s subsidiaries through the date of completion of any transaction resulting in a change of control of the Company (including the Merger). If a participant ceased to be employed before that date, he or she would not be entitled to an award, unless the Executive Compensation Committee determined otherwise. If the Merger (or another transaction that would qualify as a change of control under the plan) was not completed before June 30, 2006, participants would not have been entitled to receive awards under the plan. The total pool available for award to participants under the plan was $20.3 million. In accordance with the terms of the plan, on November 1, 2005 the Committee designated participants in the plan and awarded success bonuses to be paid to such participants at the times and in the manner as prescribed by the plan. With the exception of Mr. Boxer, who was not an employed by the Company at the time the Committee designated participants in the Success Bonus Award Plan, all Named Executive Officers received payments under the plan on April 7, 2006. Compensation under the Success Bonus Award Plan payable to the Named Executive Officers is included in the “All Other Compensation” column of the Summary Compensation Table on page 20 below.

Bonuses Related to Sale of Student Insurance Division.  On November 3, 2006, the Company’s Board of Directors approved a bonus program for Mr. Truxal and certain other employees in connection with the sale to UnitedHealth Care, Inc. (“United”) of substantially all of the assets comprising the Company’s Student Insurance Division (the “Student Bonus Program”). The program rewarded Mr. Truxal for his contributions to the success of the Student Insurance business and his role in the negotiations leading up to the execution and delivery of the purchase agreement. The program also makes certain future bonus payments contingent on downward or upward adjustments of the purchase price, pursuant to the terms of the purchase agreement. At the completion of the sale on December 1, 2006, Mr. Truxal received a bonus payment from the Company in the amount of $400,000. Compensation paid to Mr. Truxal under the Student Bonus Program is included in the “All Other Compensation” column of the Summary Compensation Table on page 20 below. At the completion of the Sale, Mr. Truxal’s employment with the Company terminated and he became an employee of United. Provided that his employment with United has not been terminated for cause, Mr. Truxal is eligible to earn an additional bonus from the Company of $240,000 on October 1, 2007 if the Company is not obligated to refund to United a portion of the purchase price under certain clawback provisions set forth in the purchase agreement. In addition, provided that his employment with United has not been terminated for cause, Mr. Truxal is eligible to earn an additional bonus from the Company of $160,000 in December 2008 if certain additional earnout amounts are payable to the Company pursuant to the purchase agreement.

HealthMarkets 401(k) and Savings Plan

The Company maintains for the benefit of its and its subsidiaries’ employees the HealthMarkets 401(k) and Savings Plan (the “Employee Savings Plan”). The Employee Savings Plan enables eligible employees to make pre-tax contributions to the Employee Savings Plan (subject to overall limitations) and to direct the investment of such contributions among several investment options. The Employee Savings Plan, which is made available to all employees, is intended to assist in attracting and retaining employees by providing them with a tax-advantaged means to save a portion of their earnings for retirement purposes.

Prior to the Merger, a second feature of the Employee Savings Plan constituted an employee stock ownership plan (the “ESOP”), contributions to which were invested primarily in shares of HealthMarkets Common Stock. The ESOP feature allowed participants to receive from HealthMarkets and its subsidiaries discretionary matching contributions and to share in certain supplemental contributions made by HealthMarkets and its subsidiaries. Effective upon completion of the Merger, the Employee Plan was amended to eliminate the ESOP feature.

The Company now makes certain matching contributions and supplemental contributions to participants’ accounts in cash. All contributions made on behalf of the Named Executive Officers were calculated using the same formula as is used for all other eligible employees. Contributions by the Company and its subsidiaries to the Employee Plan currently vest in prescribed increments over a six-year period.

Employee Benefit Plans

The Company offers benefit plans such as vacation, medical, prescription drug, vision, dental and term life insurance coverage to the Named Executive Officers on the same basis as offered to all employees. The Company offers these plans to attract, motivate and retain high-caliber employees.

The Company does not maintain a pension plan or non-qualified deferred compensation plan for executives or its other employees.

Perquisites

Historically, the Company has not made available a broad array of perquisites and personal benefits to its executive officers. The Company has chosen to offer only a very limited number of perquisites to its executives as an incremental benefit to recognize their position within the Company and as an accommodation to certain executives who maintain a residence in States other than the location of their Company office. In 2006, the Company reimbursed personal travel and housing expenses for two Named Executive Officers — Messrs. Boxer and Reed — who commuted to the Company’s Texas headquarters from primary residences in other States. The Company also reimbursed travel and housing expenses for Mr. Myhra in connection with certain personal travel. The Company furnished such executives with tax gross-ups for income attributable to such payments. The Company believes that these payments enhanced its ability to attract and retain these executives. The Company chose to provide the tax gross-ups to preserve the level of benefits intended to be provided under these arrangements. In connection with his appointment as Executive Vice President of the Company’s Agency Marketing Group, and certain travel requirements associated with that position, that Company paid Mr. Hauptman a de minimus special event bonus in 2006. The Company also chose to pay club dues for Messrs. Plato and Reed for business entertainment purposes. The value of each of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table on page 20 below.

Severance and Change of Control Agreements

Generally, currently outstanding stock options provide for post-termination exercise periods ranging from the earlier of ninety (90) calendar days or the remaining term of the option (in the case of voluntary terminations by the employee), to the earlier of one (1) year or the remaining term of the option (in the case of termination due to death or disability, termination by the employee for good reason, termination by the Company without cause, or voluntary termination by the employee). Termination of employment for cause results in expiration of all options on the date of the termination.

Change of control provisions are contained in various Company plans applicable to the Named Executive Officers as well to other employees. Options granted under the 2006 Plan provide that upon the occurrence of a “Change of Control” (as defined in the 2006 Plan), if the employee has remained in the continuous employ of the Company, and his or her employment terminates for any reason (other than a termination for cause by the Company or a voluntary termination by the employee), the employee may exercise any options exercisable as of the date of the employee’s termination or that would have become exercisable if the employee had remained employed until the first anniversary of the date of the employee’s termination.

Under the terms of employment agreements with the Company, the Named Executive Officers (other than Messrs. Reed and Truxal, who are no longer employed by the Company) are entitled to severance payments in the event of their termination in certain specified circumstances. These executives would be entitled to receive severance equal to two times the executive’s base salary plus target bonus payable in monthly installments, continuation of welfare benefits for two years, as well as a pro-rata bonus, based on the executive’s target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year. These executives are entitled to full change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive, including such payments and benefits due to the executive in connection with the Merger; provided, however, that following a change of control of HealthMarkets (other than in connection with the Merger), the surviving corporation will be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, each of these executives has agreed to two-year post-termination non-competition and non-solicitation covenants. The terms of the Employment Agreements are described in more detail under the heading “Employment and Consulting Agreements.”

Under Mr. Reed’s Employment Agreement, the Company agreed to pay him termination payments in the aggregate amount of $1.6 million, which are being paid in 24 monthly installments following the termination of his employment on August 31, 2006. The Company recorded an expense for the entire $1.6 million in 2006. Mr. Reed is also entitled to receive, at the Company’s expense, the Company-paid portion of the premium for continued participation in the Company’s medical, prescription drug, vision, dental and life insurance coverage for the two-year period commencing on the termination date. Mr. Reed’s Employment Agreement also provides for full change of control parachute excise tax gross-up protection on all payments and benefits due to Mr. Reed. In addition, he is subject to two-year post-termination non-competition and non-solicitation restrictions.

We believe that these change of control arrangements benefit the Company and its stockholders by assuring key employees that we are aware of the issues they could face upon a change of control; by providing key employees with financial assurances so that they can perform their jobs with a minimum of distraction in the face of a pending change of control; by encouraging key employees to stay with the Company while a change of control is occurring, so that an acquiring company can retain individuals who have been key to the Company’s success; and by helping the Company recruit employees who may have similar agreements with other companies.

Accounting and Tax Issues

Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation in excess of $1.0 million paid to the Company’s Chairman, chief executive officer and president or to any of the Company’s four highest-paid other executive officers unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on the review and discussions referred to above, the Executive Compensation Committee recommends to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Information Statement on Schedule 14C.

EXECUTIVE COMPENSATION COMMITTEE

Chinh E. Chu (Chairman)
Matthew S. Kabaker
Adrian M. Jones
Mural R. Josephson
Steven J. Shulman

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for services to us and our subsidiaries for the fiscal year ended December 31, 2006, earned by or awarded or paid to the persons who were the chief executive officer, the chief financial officer, the three other most highly compensated executive officers of the Company serving as such at December 31, 2006, and two other former officers who would have been among the next three most highly compensated executive officers but for the fact that they were not serving at December 31, 2006.

							Change in
							Pension
							Value and
							Nonqualified
Name and						Non-Equity	Deferred
Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation	Earnings	Compensation(3)	Total

William J. Gedwed,	2006	600,000	750,000	—	893,337	—	—	2,040,965	4,284,302
Director; President and CEO
Michael E. Boxer,	2006	119,423	160,000	—	81,127	—	—	22,175	382,725
Executive Vice President and CFO
Mark D. Hauptman,	2006	268,077	200,000	—	166,000	—	—	3,623,560	4,257,637
Former Vice President and CFO
Phillip J. Myhra,	2006	375,000	250,000	—	440,488	—	—	4,798,651	5,864,139
Executive Vice President — Insurance Group
Troy A. McQuagge,	2006	400,000	700,000	—	612,057	—	—	3,399,426	5,111,483
President — Agency Marketing Group
James N. Plato,	2006	325,000	250,000	758	191,410	—	—	1,151,111	1,918,279
President — Life Insurance Division
Glenn W. Reed,	2006	267,676	—	—	138,285	—	—	4,262,555	4,668,516
Former Executive Vice President and General Counsel
William J. Truxal,	2006	347,981	500,000	—	340,544	—	—	1,548,242	2,736,767
Former President — Student Insurance Division

(1)	Represents cash bonuses accrued for the year under the annual bonus plan.

(2)	Calculated in accordance with Statement of Financial Accounting Standards 123R. Represents compensation expense recognized in 2006 for financial statement reporting purposes. The assumptions used in the valuation are discussed in Note R to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	The following table contains a breakdown of the compensation and benefits included under All Other Compensation:

	Company							Severance
	Paid	Company					Student	and	Special	Additional	Country/Golf
	Life	Contribution	Personal	Housing	Tax	Success	Bonus	Termination	Event	Incentive	Club
Name	Insurance	to 401k Plan	Travel	Allowances	Gross-ups	Bonus	Program	Benefits	Payment	Programs	Dues

William J. Gedwed	720	13,200	—	—	—	2,026,491	—	—	—	554	—
Michael E. Boxer	—	—	10,274	3,818	8,083	—	—	—	—	—	—
Mark D. Hauptman	720	13,029	—	—	1,063,892	2,533,113	—	—	3,360	9,446	—
Phillip J. Myhra	720	13,200	27,001	18,000	1,352,124	3,378,160	—	—	—	9,446	—
Troy A. McQuagge	720	11,100	—	—	—	3,378,160	—	—	—	9,446	—
James N. Plato	720	12,600	—	—	—	1,126,729	—	—	—	9,446	1,616
Glenn W. Reed	720	12,600	23,184	12,000	15,105	2,533,113	—	1,653,714	—	9,446	2,673
William J. Truxal	720	13,200	—	—	—	1,126,729	400,000	—	—	7,593	—

Grants of Plan-Based Awards

The following table sets forth information concerning option grants to the Named Executive Officers during the fiscal year ended December 31, 2006.

								All Other
								Option			Closing
								Awards:		Exercise or	Market	Grant Date
								Number of		Base	Price of	Fair
				Estimated Future Payouts				Securities		Price of	Common	Value of
				Under Equity Incentive Plan Awards				Underlying		Option	Stock on	Option
			Board Action	Threshold	Target		Maximum	Options		Awards	Grant Date	Awards
Name	Grant Date		Date	(#)	(#)(1)		(#)	(#)(1)		($/Share)(2)	($/Share)(2)	($)(3)

William J. Gedwed	06/26/2006	(7)	06/26/2006					69,533	(4)	37.00	37.00	796,153
	06/26/2006	(7)	06/26/2006					69,534	(5)	37.00	37.00	755,835
	09/25/2006		08/30/2006		17,383	(6)				37.00	38.37	201,643
Michael E. Boxer	09/26/2006		09/26/2006					35,167	(4)	38.37	38.37	411,102
	09/26/2006		09/26/2006					35,166	(5)	38.37	38.37	377,331
	09/26/2006		09/26/2006		8,791	(6)				38.37	38.37	100,042
	09/29/2006		09/29/2006					6,081	(4)	38.37	38.37	71,208
	09/29/2006		09/29/2006					6,081	(5)	38.37	38.37	65,371
	09/29/2006		09/29/2006		1,520	(6)				38.37	38.37	17,328
Mark D. Hauptman	06/26/2006	(7)	06/26/2006					8,667	(4)	37.00	37.00	99,237
	06/26/2006	(7)	06/26/2006					8,666	(5)	37.00	37.00	94,199
	09/25/2006		08/30/2006		2,166	(6)				37.00	38.37	25,126
Phillip J. Myhra	05/08/2006		05/08/2006					34,767	(4)	37.00	37.00	397,734
	05/08/2006		05/08/2006					34,766	(5)	37.00	37.00	375,820
	09/25/2006		08/30/2006		8,691	(6)				37.00	38.37	100,641
Troy A. McQuagge	06/26/2006	(7)	06/26/2006					48,667	(4)	37.00	37.00	557,237
	06/26/2006	(7)	06/26/2006					48,666	(5)	37.00	37.00	528,999
	09/25/2006		08/30/2006		12,166	(6)				37.00	38.37	141,126
James N. Plato	06/26/2006	(7)	06/26/2006					6,950	(4)	37.00	37.00	79,578
	06/26/2006	(7)	06/26/2006					6,950	(5)	37.00	37.00	75,546
	09/25/2006		08/30/2006		1,737	(6)				37.00	38.37	20,149

(1)	Represents options granted under the HealthMarkets 2006 Management Option Plan. Options have a ten year term and vest over time as described below. Excludes options previously granted under the 1987 Stock Option Plan that were converted into options to acquire Class A-1 Common Stock in connection with the Merger.

(2)	Options were granted with an exercise price equal to fair market value on the date of grant. The fair market value of the Company’s stock is set by the Board of Directors on a quarterly basis.

(3)	The grant date fair value of these awards was calculated in accordance with Statement of Financial Accounting Standards 123R. Refer to page F-71 of HealthMarkets’ 2006 Form 10-K for all valuation assumptions regarding options included in this column.

(4)	Represents approximately one-third of the total options granted, awarded by the Board of Directors to the NEOs on the date indicated. These options vest in 20% increments over five years with an exercise price equal to the fair market value on the grant date (“Time-Based Options”).

(5)	Represents approximately one-third of the total options granted, awarded by the Board to the NEOs on the date indicated. These options vest in increments of 25%, 25%, 17%, 17% and 16% over five years with an initial exercise price equal to the fair market value on the grant date. The exercise price increases 10% each year beginning on the second anniversary of the grant date (“Tranche C Options”).

(6)	Approximately one-third of the total options awarded by the Board to the NEOs on the date indicated vest in increments of 25%, 25%, 17%, 17% and 16% over five years, provided that the Company shall have achieved certain specified performance targets at an exercise price equal to the fair market value on the grant date (“Performance-Based Options”). On August 30, 2006, the Board established the performance criteria for the first vesting tranche of the Performance-Based Options. The performance criteria for achievement of the first vesting tranche were communicated to the NEOs on September 25, 2006. At December 31, 2006, the performance criteria for the remaining four vesting tranches had not been determined. The first vesting tranche of the Performance-Based Options is included in the Grant of Plan-Based Awards table above. Performance-Based Options where performance goals have not been established have been excluded from the Grant of Plan-Based Awards table. The following table describes such Performance-Based Options:

		Performance-Based
		Options Excluded
		from the	Exercise or Base
		Outstanding Awards	Price of Option
		Table	Awards
Name	Board Action Date	(#)	($/Share)

William J. Gedwed	06/26/2006	52,150	37.00
Michael E. Boxer	09/26/2006	26,376	38.37
	09/29/2006	4,561	38.37
Mark D. Hauptman	06/26/2006	6,501	37.00
Phillip J. Myhra	05/08/2006	26,076	37.00
Troy A. McQuagge	06/26/2006	36,501	37.00
James N. Plato	06/26/2006	5,213	37.00

(7)	Represents options originally granted on May 8, 2006 that were cancelled and reissued on June 26, 2006. On May 8, 2006, the Board of Directors adopted the HealthMarkets 2006 Management Stock Option Plan and approved options grants to all NEOs under the Plan. On June 26, 2006, the Company cancelled options granted to NEOs on May 8, 2006, with the exception of Mr. Myhra’s options, and replaced them with a new grant consisting of the same number of options. The options were cancelled and replaced in order to meet the performance-based exceptions of otherwise non-deductible executive compensation in excess of one million dollars.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the Named Executive Officers at December 31, 2006:

	Option Awards
	Number of Securities
	Underlying Unexercised		Option
	Options		Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable(1)	Unexercisable (2)(3)	($)	Date

William J. Gedwed	135		9.25	03/10/2007
	69		9.25	06/02/2007
	22,523		9.25	06/14/2010
		156,450	37.00	06/26/2016
Michael E. Boxer		79,124	38.37	09/26/2016
		13,682	38.37	09/26/2016
Mark D. Hauptman	9,189		9.25	03/13/2008
	4,505		9.25	06/14/2010
		19,499	37.00	06/26/2016
Phillip J. Myhra		78,224	37.00	05/08/2016
Troy A. McQuagge	27,568		9.25	03/13/2008
	13,514		9.25	06/14/2010
		109,499	37.00	06/26/2016
James N. Plato	2,568		9.25	03/06/2007
	5,514		9.25	03/13/2008
	5,631		9.25	06/14/2010
		15,637	37.00	06/26/2016

(1)	Includes options outstanding under the 1987 Stock Options Plan. In connection with the Merger, options to purchase shares under the 1987 Stock Option Plan became fully vested and were converted into options to acquire Class A-1 Common Stock at an exercise price of $9.25.

(2)	Excludes performance-based options where no performance criteria have been established. These options are not considered outstanding for accounting purposes and no compensation cost has been recorded through December 31, 2006. Performance-based options were excluded as follows: Gedwed — 52,150, Boxer — 30,937, Hauptman — 6,501, Myhra — 26,076, McQuagge — 36,501 and Plato — 5,213.

(3)	Represents options granted under the 2006 Management Option Plan. Please refer to Notes 4, 5 and 6 to the Grants of Plan-Based Awards table for description of vesting.

Option Exercises and Stock Vested

The following table summarizes options exercised by the Named Executive Officers during 2006.

	Option Awards				Stock Awards
	Number of				Number of
	Shares		Value		Shares	Value
	Acquired		Realized		Acquired	Realized
	on Exercise		on Exercise		on Vesting	on Vesting
Name	(#)		($)		(#)	($)

William J. Gedwed	689		19,714
Mark D. Hauptman	4,613		140,281
Phillip J. Myhra	107,000	(1)(2)	1,970,230	(1)(2)
Troy A. McQuagge	3,690		112,213
James N. Plato	5,000	(1)(3)	135,710	(1)(3)	1,000(5)	37,000(5)
Glenn W. Reed	57,000	(1)(4)	1,070,500	(1)(4)
William J. Truxal	9,586		291,510

(1)	In connection with the Merger, each outstanding option to purchase shares previously granted under the 1987 Stock Option Plan became fully vested and was cancelled and converted into the right to receive a payment equal to the difference between $37.00 and the exercise price of the options. Payment was made on April 7, 2006

(2)	Includes 105,000 shares and $1,909,500 value realized upon conversion of options as indicated in Note (1).

(3)	Includes 5,000 shares and $135,710 value realized upon conversion of options as indicated in Note (1).

(4)	Includes 57,000 shares and $1,070,500 value realized upon conversion of options as indicated in Note (1).

(5)	In connection with the Merger, restrictions on shares of restricted stock lapsed.

Potential Payments upon Termination or Change-in-Control

Assuming that (i) Messrs. Gedwed, Boxer, Hauptman, Myhra, McQuagge, and Plato were terminated on December 31, 2006 and (ii) that the price of the Company’s Common Stock was $50.00 as of December 31, 2006 (the fair market value as determined by the Executive Committee of the Board), then these Named Executive Officers would be entitled to the following payments upon a termination of employment or change of control:

		Voluntary	Involuntary	Change in	Termination
		Termination for	Termination	Control or	for Cause or
		Good Reason	without Cause	Death, Disability	Retirement
Name		($)	($)	($)	($)

William J Gedwed
• Severance	(1)	1,200,000	1,200,000	—	—
• Target Incentive Bonus	(2)	1,200,000	1,200,000	—	—
• Benefit Continuation	(3)	22,257	22,257	—	—
• Stock Option Vesting Acceleration	(4)	252,496	252,496	1,454,290
Michael E. Boxer
• Severance	(1)	900,000	900,000	—	—
• Target Incentive Bonus	(2)	900,000	900,000	—	—
• Benefit Continuation	(3)	1,716	1,716	—	—
• Stock Option Vesting Acceleration	(4)	245,345	245,345	961,255
Mark D. Hauptman
• Severance	(1)	550,000	550,000	—	—
• Target Incentive Bonus	(2)	275,000	275,000	—	—
• Benefit Continuation	(3)	25,169	25,169	—	—
• Stock Option Vesting Acceleration	(4)	31,457	31,457	181,255
Phillip J. Myhra
• Severance	(1)	750,000	750,000	—	—
• Target Incentive Bonus	(2)	562,500	562,500	—	—
• Benefit Continuation	(3)	16,159	16,159	—	—
• Stock Option Vesting Acceleration	(4)	116,429	116,429	715,397
Troy A. McQuagge
• Severance	(1)	800,000	800,000	—	—
• Target Incentive Bonus	(2)	800,000	800,000	—	—
• Benefit Continuation	(3)	25,353	25,353	—	—
• Stock Option Vesting Acceleration	(4)	176,717	176,717	1,017,855
James N. Plato
• Severance	(1)	650,000	650,000	—	—
• Target Incentive Bonus	(2)	487,500	487,500	—	—
• Benefit Continuation	(3)	16,159	16,159	—	—
• Stock Option Vesting Acceleration	(4)	25,229	25,229	145,355

(1)	Represents two times base salary. See discussion of Employment and Consulting Agreements below.

(2)	Represents two times target bonus. See discussion of Employment and Consulting Agreements below.

(3)	Represents company portion of current benefit cost for two year continuation period. See discussion of Employment and Consulting Agreements below. For these purposes, we have assumed that health care costs will increase at the rate of 10% per year.

(4)	Represents expense to be recorded upon acceleration of option vesting based on occurrence of noted event, calculated in accordance with Statement of Financial Accounting Standards 123R. In the event of a Voluntary Termination for Good Reason or an Involuntary Termination Without Cause, actual value to the Named Executive Officers would be as follows: Gedwed — $1,558,861; Boxer — $335,770; Hauptman — $824,856; Myhra — $316,355; McQuagge — $2,267,305; and Plato — $622,037. This assumes a per share price of $50 (the fair market value of the Company’s Common Stock as of 12/31/06, as determined by the Executive Committee of the Board).

Employment and Consulting Agreements

Under the terms of separate employment agreements with the Company (the principal terms of which were requested by and negotiated with The Blackstone Group after the key terms of the Merger were agreed upon), each of William J. Gedwed (President and Chief Executive Officer), Mark D. Hauptman (Vice President, Chief Accounting Officer and former Chief Financial Officer), Troy A. McQuagge (President, Agency Marketing Group), Phillip J. Myhra (Executive Vice President, Insurance Operations and Risk Management), and James N. Plato (President, Life Insurance Division) (collectively, the “Continuing Executives”) continue to serve in each of their respective positions (other than Mr. Hauptman, who now serves as Executive Vice President of the Company’s Agency Marketing Group) and receive an annual base salary in an amount not less than their respective base salary immediately before the Merger. The Continuing Executives are also eligible for an annual target bonus ranging from a minimum of 75% of annual base salary to a maximum of 200% of annual base salary. Each of the Continuing Executives is also entitled to new equity award grants and participation in employee benefit plans and has agreed to retain all or a portion of their respective HealthMarkets equity and equity-based awards. The employment agreements have an initial employment term of two or three years from the Merger that automatically renew annually upon the expiration of the initial employment term, unless either party gives notice.

In addition, under the terms of their employment agreements, the Continuing Executives are entitled to severance payments in the event of their termination in certain specified circumstances. The Continuing Executives would be entitled to receive severance equal to two times the executive’s base salary plus target bonus payable in monthly installments, continuation of welfare benefits for two years, as well as a pro-rata bonus, based on the executive’s target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year. The Continuing Executives are entitled to full change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive, including such payments and benefits due to the executive in connection with the Merger; provided, however, that following a change of control of HealthMarkets (other than in connection with the Merger), the surviving corporation will be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, each of the Continuing Executives has agreed to two-year post-termination non-competition and non-solicitation covenants.

In connection with the Merger, Timothy L. Cook (former President of the Company’s Star HRG Division) and William J. Truxal (former President of the Company’s Student Insurance Division) also executed employment agreements with the Company. Mr. Cook’s agreement terminated effective July 11, 2006, upon the sale of substantially all of the assets comprising the Company’s Star HRG operations, and Mr. Truxal’s agreement terminated effective December 1, 2006, upon the sale of substantially all of the assets comprising the Company’s Student Insurance Division.

On May 24, 2006, the Company entered into an agreement with Glenn W. Reed, the former Executive Vice President and General Counsel of the Company. The agreement provides, among other things, that Mr. Reed’s employment with the Company would extend from the date of the agreement through the later of June 30, 2006 or such date to which the Company and Mr. Reed shall mutually agree (the “termination date”), during which term Mr. Reed would continue to receive his annualized base salary. The termination date was subsequently established by Mr. Reed and the Company as August 31, 2006. Following termination of the employment term, the Company has agreed to pay to Mr. Reed termination payments in the aggregate amount of $1.6 million, which will be paid in

24 monthly installments. The Company recorded an expense for the entire $1.6 million in 2006. Mr. Reed is also entitled to receive, at the Company’s expense, the Company-paid portion of the premium for continued participation in the Company’s medical, prescription drug, vision, dental and life insurance coverage for the two-year period commencing on the termination date. Upon the termination date, Mr. Reed resigned from all offices, committees and/or directorships that he then held with the Company, its subsidiaries and their respective affiliates. The agreement also provides for full change of control parachute excise tax gross-up protection on all payments and benefits due to Mr. Reed. In addition, he is subject to two-year post-termination non-competition and non-solicitation restrictions.

In connection with the appointment of Michael E. Boxer as the Company’s Executive Vice President and Chief Financial Officer effective September 26, 2006, the Company entered into an employment agreement with Mr. Boxer on terms substantially similar to the employment agreements with the Continuing Executives described above. In addition, Mr. Boxer was awarded a grant of options for 105,500 shares of the Company’s Class A-1 Common Stock under the HealthMarkets 2006 Management Stock Option Plan; was given the right to purchase 18,243 shares of the Company’s Class A-1 Common Stock at fair market value; and, if he elected to exercise the right to purchase such shares, the Company agreed to award him additional stock options to purchase an equivalent number of shares. On September 29, 2006, Mr. Boxer exercised this right and purchased 18,243 shares of the Company’s Class A-1 Common Stock at $38.37 per share.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 30, 2007 (except as noted) with respect to the Common Stock ownership of (a) each person known by management to own beneficially five percent or more of the Company’s Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

	Common	Percent of	Percent of	Percent of
	Shares	Class A-1	Class A-2	Total
Name & Address	Beneficially	Common	Common	Common
of Beneficial Owner	Owned(1)	Stock	Stock	Stock

Five Percent (5%) Holders:
Blackstone Investor Group	16,486,486.4865	61.0%	—	54.1%
c/o The Blackstone Group 345 Park Avenue New York, NY 10154
Goldman Sachs Investor Group	6,756,756.7567	25.0%	—	22.2%
c/o Goldman Sachs & Co. 85 Broad Street, 10th Floor New York, NY 10154
DLJ Investor Group	3,378,378.3784	12.5%	—	11.1%
c/o DLJ Merchant Banking Partners Eleven Madison Avenue New York, New York10010
Trustees under the HealthMarkets Agents’ Total Ownership Fund Trust, as amended and restated effective as of October 1, 2005(2)	2,355,633.0000	—	68.2%	7.7
c/o HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, TX 76180
Trustees under the Dynamic Equity Fund Program Trust, as amended and restated effective as of August 1, 2005(3)	1,072,988.0000	—	31.1%	3.5%
c/o HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, TX 76180
Named Executive Officers and Directors:
William J. Gedwed	79,192.3200	.3%	—	.3%
Michael E. Boxer	18,243.0000	.1%	—	.1%
Mark D. Hauptman	18,307.0000	.1%	—	.1%
Phillip J. Myhra	82,357.1600	.3%	—	.3%
Troy A. McQuagge	44,772.0000	.2%	—	.2%
James N. Plato	13,713.0000	.1%	—	—
Glenn W. Reed(4)	—	—	—	—
William J. Truxal(5)	23,666.0000	.1%	—	.1%
Chinh E. Chu	—	—	—	—
Adrian M. Jones	—	—	—	—
Mural R. Josephson	—	—	—	—
Matthew S. Kabaker	—	—	—	—
Kamil M. Salame	—	—	—	—
Allen F. Wise	27,027.0000	.1%	—	.1%
Steven J. Shulman	20,270.0000	.1%	—	.1%
Nathaniel M. Zilkha	—	—	—	—
Andrew S. Kahr	—	—	—	—
All executive officers and directors (19 individuals) as a group:	327,353.4800	1.2%	—	1.1%

(1)	Includes in each case shares that the holder may obtain upon exercise of options exercisable within 60 days of March 30, 2007.

(2)	Represents vested shares of Class A-2 common stock held by participants in the Company’s Agents’ Total Ownership Plan, as Amended and Restated Effective April 5, 2006.

(3)	Represents vested shares of Class A-2 common stock held by participants in the Company’s Agent’s Contribution to Equity Plan, as Amended and Restated Effective April 5, 2006.

(4)	Mr. Reed’s employment with the Company terminated effective August 31, 2006.

(5)	Mr. Truxal’s employment with the Company terminated effective December 1, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive and certain other officers, and any persons holding more than ten percent of the Company’s Common Stock, are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”). Specific due dates for these reports have been established and the Company is required to report in this Information Statement any failure to file by these dates during 2006. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, and except as otherwise stated in this paragraph, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2006, except for one transaction reporting the grant of stock options to Mural R. Josephson, which was reported approximately one day late. In addition, the reporting of pricing modifications to existing options in connection with the Merger was filed late on behalf of Messrs. Michael Colliflower, William Gedwed, Mark Hauptman, Jack McCarty, Troy McQuagge, James Plato, and William Truxal.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On April 5, 2006, the Company completed a merger providing for the acquisition of the Company by affiliates of a group of private equity investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners (the “Private Equity Investors”). As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets’ common shares (other than shares held by certain members of management and shares through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

Immediately prior to the Merger, Gladys J. Jensen, individually and in her capacity as executor of the estate of the late Ronald L. Jensen (the Company’s founder and former Chairman), beneficially held approximately 17.04% of the outstanding shares of the Company, and the adult children of Mrs. Jensen beneficially held in the aggregate approximately 10.09% of the outstanding shares of the Company. As a result of the Merger, Mrs. Jensen and her adult children divested their holdings in the Company, and affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners acquired, as of the effective date of the Merger, approximately 55.3%, 22.7% and 11.3%, respectively, of the Company’s outstanding equity securities. At December 31, 2006, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners held approximately 55.1%, 22.6% and 11.3%, respectively, of the Company’s outstanding equity securities.

Certain members of the Board of Directors of the Company are affiliated with the Private Equity Investors. In particular, Chinh E. Chu and Matthew Kabaker serve as a Senior Managing Director and a Principal, respectively, of The Blackstone Group, Adrian M. Jones and Nathaniel Zilkha serve as a Managing Director and a Vice President, respectively, of Goldman, Sachs & Co., and Kamil M. Salame is a partner of DLJ Merchant Banking Partners.

The Company maintains written policies and procedures for review and approval of related party transactions. These policies provide that any material transaction entered into between the Company and any related party shall be valid for all purposes if such transaction is assessed to be fair to the Company and is approved in advance by a majority of the Company’s disinterested outside directors. Material transactions are defined as any arrangement, contract or transaction involving payments by or from the Company equal to or greater than $250,000 (in any twelve month period) or $1 million (over the term of such arrangement, contract or transaction). Related parties are defined as any person or entity that is an affiliate of the Company or any entity in which an affiliate of the Company has a 5% or greater equity interest. Affiliates of the Company are persons or entities controlled by, controlling, or under common control with, the Company, including directors and officers of the Company and their immediate family members.

Set forth below is a summary description of all material transactions between the Company and the Private Equity Investors and all other parties related to the Company. The Company believes that the terms of all such transactions with all related parties are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

Transactions with the Private Equity Investors

Transaction and Monitoring Fee Agreements

At the closing of the Merger, the Company entered into separate Transaction and Monitoring Fee Agreements with advisory affiliates of each of the Private Equity Investors. In accordance with the terms of the Transaction and Monitoring Fee Agreements, at the closing of the Merger the Company paid a one-time transaction fee in the amount of $18.9 million, $6.0 million and $3.0 million to advisory affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners, respectively. The Company also reimbursed affiliates of The Blackstone Group for loan commitment and other fees in the amount of $13.0 million previously incurred by such affiliates of The Blackstone Group in connection with the Merger.

The advisory affiliates of each of the Private Equity Investors also agreed to provide to the Company ongoing monitoring, advisory and consulting services, for which the Company agreed to pay to affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners an annual monitoring fee in an amount equal to $7.7 million, $3.2 million and $1.6 million, respectively. The annual monitoring fees are in each case subject to upward adjustment in each year based on the ratio of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) in such year to consolidated EBITDA in the prior year, provided that the aggregate monitoring fees paid to all advisors pursuant to the Transaction and Monitoring Fee Agreements in any year shall not exceed the greater of $15.0 million or 3% of consolidated EBITDA in such year. The aggregate annual monitoring fees in the amount of $12.5 million payable with respect to 2006 were paid in full to the advisory affiliates of the Private Equity Investors on April 5, 2006 (the closing date of the Merger). In addition, in accordance with the Transaction and Monitoring Fee Agreements, on April 5, 2006 (the closing date of the Merger), the Company paid to the affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners monitoring fees in the aggregate amount of approximately $3.7 million related to services rendered by such parties during the period commencing on September 15, 2005 (the date of execution of the Agreement and Plan of Merger) and ended on December 31, 2005.

In accordance with the terms of the Transaction and Monitoring Fee Agreements, the Company also agreed to reimburse the advisory affiliates of the Private Equity Investors for out-of-pocket expenses incurred in connection with the monitoring services and to indemnify the advisory affiliates for certain claims and expenses incurred in connection with the engagement.

Interest Rate Swaps

At the effective date of Merger, an affiliate of The Blackstone Group assigned to the Company three interest rate swap agreements with an aggregate notional amount of $300.0 million. At the effective date of the Merger, the interest rate swaps had an aggregate fair value of approximately $2.0 million.

Transaction Fee Agreements

In accordance with the terms of separate Future Transaction Fee Agreements, each dated as of May 11, 2006, affiliates of each of the Private Equity Investors agreed to provide to the Company certain financial and strategic advisory services with respect to future acquisitions, divestitures and recapitalizations. For such services, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners are entitled to receive 0.6193%, 0.2538% and 0.1269%, respectively, of the aggregate enterprise value of any units acquired, sold or recapitalized by the Company.

In connection with the sale completed on July 11, 2006 of substantially all of the assets comprising the Company’s Star HRG operations, the Company remitted to The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners the amount of $941,000, $386,000 and $193,000, respectively, pursuant to the terms of the Future Transaction Fee Agreements. In connection with the sale completed on December 1, 2006 of substantially all of the assets comprising the Company’s Student Insurance Division, on December 14, 2006 the Company remitted to affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners the amount of $619,000, $254,000 and $127,000, respectively, pursuant to the terms of the Future Transaction Fee Agreements.

In accordance with the terms of the Future Transaction Fee Agreements, the Company also agreed to reimburse the advisory affiliates of the Private Equity Investors for out-of-pocket expenses incurred in connection with the advisory services and to indemnify the advisory affiliates for certain claims and expenses incurred in connection with the engagement.

Group Purchasing Organization

Effective June 1, 2006, the Company agreed to participate in a “group purchasing organization” (“GPO”) that acts as the Company’s agent to negotiate with third party vendors the terms upon which the Company will obtain goods and services in various designated categories that are used in the ordinary course of the Company’s business. On behalf of the various participants in its group purchasing program, the GPO extracts from such vendors pricing terms for such goods and service that are believed to be more favorable than participants could obtain for themselves on an individual basis. In consideration for such favorable pricing terms, each participant has agreed to obtain from such vendors not less than a specified percentage of the participant’s requirements for such goods and services in the designated categories. In connection with purchases by participants, the GPO receives a commission from the vendor in respect of such purchases. In consideration of The Blackstone Group’s facilitating the Company’s participation in the GPO and in monitoring the services that the GPO provides to the Company, the GPO has agreed to remit to an affiliate of The Blackstone Group a portion of the commission received from vendors in respect of purchases by the Company under the GPO purchasing program. The Company’s participation during 2006 was nominal with respect to purchases by the Company under the GPO purchasing program in accordance with the terms of this arrangement.

MEGA Advisory Agreement- Student and Star HRG

Pursuant to the terms of an advisory agreement, dated August 18, 2006, The Blackstone Group agreed to provide certain financial and mergers and acquisition advisory services to MEGA in connection with the sale by MEGA of MEGA’s Star HRG and Student Insurance operations. The terms of the advisory agreement were approved by the Oklahoma Insurance Department effective September 21, 2006. In accordance with the terms of the advisory agreement, MEGA paid to an advisory affiliate of The Blackstone Group a one-time investment banking fee in the amount of $1.5 million in connection with the sale completed on July 11, 2006 of substantially all of the assets comprising MEGA’s Star HRG operations and a one-time investment banking fee in the amount of $1.0 million in connection with the sale completed on December 1, 2006 of substantially all of the assets comprising MEGA’s Student Insurance Division. The Company also agreed to reimburse The Blackstone Group for out-of-pocket expenses incurred in connection with the advisory services and to indemnify The Blackstone Group and its affiliates for certain claims and expenses incurred in connection with the engagement. The Company reimbursed The Blackstone Group and its affiliates $94,000 for expenses incurred with the advisory services.

Pursuant to the terms of an amendment, dated December 29, 2006, to the advisory agreement, The Blackstone Group provided certain tax structuring advisory services to MEGA in connection with the sale by MEGA of MEGA’s Student Insurance operations, for which MEGA paid to an advisory affiliate of The Blackstone Group in 2007, a tax structuring fee in the amount of $1.0 million. The terms of the amendment were approved by the Oklahoma Insurance Department effective February 8, 2007.

Placement Agreement

The Company entered into a placement agreement, dated August 18, 2006, with The Blackstone Group, pursuant to which the Company paid to an advisory affiliate of The Blackstone Group a fee in the amount of $1.5 million for securities placement and structuring services in connection with a private placement of securities by Grapevine Finance LLC completed on August 16, 2006. The Company has also agreed to reimburse The Blackstone Group for out-of-pocket expenses incurred in connection with the placement services and agreed to indemnify The Blackstone Group and its affiliates for certain claims and expenses incurred in connection with the engagement.

Registration Rights Agreement

The Company is a party to a registration rights and coordination committee agreement, dated as of April 5, 2006 (the “Registration Rights Agreement”), with the investment affiliates of each of the Private Equity Investors, providing for demand and piggyback registration rights with respect to the class A-1 common stock. Certain management stockholders are also expected to become parties to the Registration Rights Agreement. Following an initial public offering of the Company’s stock, the Private Equity Investors affiliated with The Blackstone Group will have the right to demand such registration under the Securities Act of its shares for public sale on up to five occasions, the Private Equity Investors affiliated with Goldman Sachs Capital Partners will have the right to demand such registration on up to two occasions, and the Private Equity Investors affiliated DLJ Merchant Banking Partners will have the right to demand such registration on one occasion. No more than one such demand is permitted within any 180-day period without the consent of the board of directors of the Company.

In addition, the Private Equity Investors have, and, if they become parties to the Registration Rights Agreement, the management stockholders will have, so-called “piggy-back” rights, which are rights to request that their shares be included in registrations initiated by the Company or by any Private Equity Investors. Following an initial public offering of the Company’s stock, sales or other transfers of the Company’s stock by parties to the Registration Rights Agreement will be subject to pre-approval, with certain limited exceptions, by a Coordination Committee that will consist of representatives from each of the Private Equity Investor groups. In addition, the Coordination Committee shall have the right to request that the Company effect a “shelf” registration.

Transactions with Mrs. Jensen and Affiliates of Mrs. Jensen

Special Investment Risks, Ltd.

Special Investment Risks, Ltd. (“SIR”) (formerly United Group Association, Inc. (“UGA”) is owned by the estate of Ronald L. Jensen (the Company’s founder and former Chairman), of which Gladys J. Jensen (Mr. Jensen’s surviving spouse) serves as independent executor. Immediately prior to the Merger, Mrs. Jensen, individually and in her capacity as executor of the estate of Mr. Jensen, beneficially held approximately 17.04% of the outstanding shares of the Company.

From the Company’s inception through 1996, SIR sold health insurance policies that were issued by AEGON USA and coinsured by the Company or policies issued directly by the Company. Effective January 1, 1997, the Company acquired the agency force of SIR. In accordance with the terms of the asset sale to the Company, SIR retained the right to receive all commissions on policies written prior to January 1, 1997, including the policies previously issued by AEGON and coinsured by the Company and the policies previously issued directly by the Company. The commissions paid to SIR on the coinsured policies issued by AEGON are based on commission rates negotiated and agreed to by AEGON and SIR at the time the policies were issued prior to 1997, and the commission rates paid on policies issued directly by the Company are commensurate with the AEGON renewal commission rates. The Company expenses its proportionate share of commissions payable to SIR on co-insured policies issued by AEGON. During 2006 (covering the period from January 1, 2006 through April 5, 2006), SIR received insurance commissions of $29,000 on the policies issued by AEGON prior to January 1, 1997 and coinsured by the Company. During 2006 (covering the period from January 1, 2006 through April 5, 2006), SIR received commissions of $543,000 on policies issued prior to January 1, 1997 and issued directly by the Company.

In accordance with the terms of an amendment, dated July 22, 1998, to the terms of the sale of the UGA assets to the Company, SIR was granted the right to retain 10% of net renewal commissions (computed at the UGA —

Association Field Services agency level) on any new business written by the UGA agency force after January 1, 1997. In an effort to simplify the calculation of the payments to be made to Mr. Jensen and to clarify with specificity the business subject to this override arrangement, effective October 1, 2003 the Company and SIR entered into an amendment to the asset sale agreement, the principal effect of which is to change the basis of the override calculation from a multiple of renewal commissions received by UGA — Association Field Services to a multiple of commissionable renewal premium received. Based on management’s projections of future business, the Company estimated that the absolute amount of future override commission to be paid to SIR pursuant to the amendment would not vary in any material respect from that expected to be paid in accordance with the prior arrangement. During 2006 (covering the period from January 1, 2006 through April 5, 2006), the Company paid to SIR the amount of $1.2 million pursuant to this arrangement.

On May 19, 2006, the Company and SIR entered into a Termination Agreement, pursuant to which SIR received an aggregate of $47.5 million. All payments owing to SIR under the asset sale agreement for policies written after January 1, 1997 were discharged in full, SIR released the Company and certain of its subsidiaries from all liability under the asset sale agreement, and the asset sale agreement was terminated. In addition, the Company and SIR agreed, respectively, to indemnify the other party for all losses, damages and other liabilities incurred in connection with the breach of any covenant, agreement, representation or warranty made by the respective party under the terms of the Termination Agreement.

In 2006 (covering the period from January 1, 2006 through April 5, 2006), SIR paid to the Company $39,000 to fund obligations of SIR owing to the Company’s agent stock accumulation plans. SIR incurred this obligation prior to the Company’s purchase of the UGA agency in 1997.

Richland State Bank

Richland State Bank (“RSB”) is a state-chartered bank in which Mrs. Jensen, as executor of the estate of Mr. Jensen, holds a 100% equity interest. RSB provides student loan origination services for the former College Fund Life Insurance Division of MEGA and Mid-West.

Pursuant to a Loan Origination and Purchase Agreement, dated June 12, 1999 and as amended, RSB originated student loans and resold such loans to UICI Funding Corp. 2 (“Funding”) (a wholly owned subsidiary of the Company) at par (plus accrued interest). During 2006 (covering the period from January 1, 2006 through April 5, 2006), RSB originated for the College Fund Life Division student loans in the aggregate principal amount plus accrued interest of $1.6 million.

On July 28, 2005, the Company’s Board of Directors approved the execution and delivery of a new Loan Origination and Purchase Agreement among the Company, UICI Funding Corp. 2, RSB and Richland Loan Processing Center, Inc. (a wholly owned subsidiary of RSB), pursuant to which RSB originates and funds, and Richland Loan Processing Center, Inc. provides underwriting, application review, approval and disbursement services, in connection with private student loans generated under the Company’s College Fund Life Division Program. For such services, RSB earns a fee in the amount of 150 basis points (1.5%) of the original principal amount of each disbursed student loan. The agreement further provides that UICI Funding Corp. 2 will continue to purchase (at par) the private loans funded and originated by Richland State Bank. During 2006 (covering the period from January 1, 2006 through April 5, 2006), RSB generated origination fees in the amount of $26,000 pursuant to the terms of this agreement.

During 2006 (covering the period from January 1, 2006 through April 5, 2006), RSB collected on behalf of, and paid to, UICI Funding Corp. 2 $150,000 in guarantee fees paid by student borrowers in connection with the origination of student loans.

During 2006 (covering the period from January 1, 2006 through April 5, 2006), UICI Funding Corp. 2 received from RSB interest income in the amount of $29,000 generated on money market accounts maintained by the Company at, and on certificates of deposit issued by, RSB.

Specialized Association Services, Inc.

Specialized Association Services, Inc. (“SAS”) (which is controlled by the adult children of Mrs. Jensen) provides administrative and other services to the membership associations that make available to their members the Company’s health insurance products.

Effective December 31, 2002, SAS and Benefit Administration for the Self-Employed, LLC (“BASE 105”) (an 80% owned subsidiary of the Company) entered into an agreement effective January 1, 2003 (the “January 2003 Agreement”), pursuant to which SAS purchased from BASE 105 a benefit provided to association members. In 2006 (covering the period from January 1, 2006 through April 5, 2006), SAS paid BASE 105 the amount of $174,000 in accordance with this arrangement. Effective January 1, 2006, the January 2003 Agreement was terminated, and BASE 105 commenced providing the benefit directly to the membership associations. The payment received by BASE 105 in 2006 was related to 2005 activities.

During 2002, SAS began purchasing directly from MEGA certain ancillary benefit products (including accidental death, hospital confinement and emergency room benefits) for the benefit of the membership associations that make available to their members the Company’s health insurance products. In 2006, the aggregate amount paid by SAS to MEGA for these benefit products was $822,000. Effective January 1, 2006, this arrangement with SAS was terminated, and MEGA commenced providing the ancillary benefit products directly to the membership associations. The payment received by MEGA in 2006 was related to 2005 activities.

Transactions with Certain Members of Management and Certain Other Employees

Transactions with National Motor Club

William J. Gedwed (a director and the Chief Executive Officer of the Company) holds a 5.3% equity interest in NMC Holdings, Inc. (“NMC”), the ultimate parent company of National Motor Club of America (“NMCA”).

Effective January 1, 2003, MEGA and NMCA entered into an administrative services agreement for a term ending on December 31, 2004, pursuant to which MEGA agreed to issue life, accident and health insurance polices to NMCA for the benefit of NMCA members in selected states. NMCA, in turn, agreed to provide to MEGA certain administrative and record keeping services in connection with the NMCA members for whose benefit the policies have been issued. Effective January 1, 2005, MEGA and NMCA entered into a new three-year administrative agreement for a term ending on December 31, 2007 on terms similar to those contained in the agreement that terminated on December 31, 2004. MEGA terminated this agreement effective January 1, 2007. During 2006, NMCA paid to MEGA the amount of $1.1 million pursuant to the terms of this agreement.

During 2006, NMCA paid the Company $270,000, and subsidiaries of NMCA paid the Company an aggregate of $46,000, for printing and various other services.

Other Transactions

On April 1, 2002, the Company, through a subsidiary, entered into a Loan Servicing Agreement (as amended, the “Servicing Agreement”) with Affiliated Computer Services (formerly known as AFSA Data Corporation) (“ACS”), pursuant to which ACS provides computerized origination, billing, record keeping, accounting, reporting and loan management services with respect to a portion of the Company’s CFLD-I student loan portfolio. Mr. Dennis McCuistion, who was a director of the Company effective May 19, 2004 through April 5, 2006, is also a director of ACS. During 2006 (covering the period from January 1, 2006 through April 5, 2006), the Company paid ACS $281,000 pursuant to the terms of the Servicing Agreement.

Effective June 19, 2006, the Company entered into separate agreements with each of R.H. Mick Thompson, Dennis McCuistion and Richard Mockler (directors of the Company until April 5, 2006), in accordance with which the former directors agreed to provide certain advisory services and assistance to the Company and its subsidiaries with respect to insurance regulatory, governmental affairs, accounting, media and public relations matters for a one year term commencing on July 1, 2006 and ending on June 30, 2007. For such services, the Company agreed to pay to each former director a consulting fee in the amount of $300,000, which fee is payable in equal quarterly installments in the amount of $75,000. The Company also agreed to reimburse each former director for reasonable out-of-pocket business travel expenses and other reasonable out-of-pocket expenses related to the services to be provided under the agreements, and the Company agreed to indemnify each of the former directors for certain claims and expenses incurred in connection with the engagement.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors and operates under a written charter. On August 8, 2006, the Committee reviewed its charter and, after assessing the adequacy thereof, approved an amended Charter.

The Audit Committee held eight (8) meetings in 2006. The meetings facilitated communication with senior management and employees, the Company’s internal auditor and KPMG LLP, the Company’s independent registered public accounting firm. The Committee held discussions with the internal auditor and independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and the Committee is responsible for the oversight of the scope of the independent registered public accounting firm’s role and the determination of its compensation. The Committee regularly evaluates the performance and independence of the Company’s independent registered public accounting firm and, in addition, has reviewed and pre-approved all services provided by KPMG LLP during 2006.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements of the Company have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Committee has met and held discussions with management and representatives of KPMG LLP regarding the fair and complete presentation of the Company’s financial results, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has reviewed and discussed with the Company’s management and representatives of KPMG LLP the annual audited and quarterly unaudited consolidated financial statements of the Company for the 2006 fiscal year (including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and each of the Company’s Quarterly Reports on Form 10-Q filed during 2006).

The Committee has also reviewed with representatives of KPMG LLP such matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, Communications with Audit Committees. In addition, the Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the registered public accounting firm’s independence. The Audit Committee has also received a written report from KPMG LLP regarding its independence and other matters. The

Audit Committee has determined that the provision of non-audit services should not compromise KPMG LLP’s independence.

The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on Form 10-K related to its audit of the Company’s consolidated financial statements. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 did not include a report on management’s assessment regarding internal control over financial reporting or an attestation report of KPMG. The Company concluded that, as of December 31, 2006, the Company is not an “accelerated filer” under Rule 12b-2 of the Exchange Act, and, accordingly, was not obligated to furnish the information required by Items 308(a) and (b) of Regulation S-K.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Committee has selected and appointed the Company’s independent registered public accounting firm, subject to stockholder ratification.

Mural R. Josephson, Chairman
Matthew S. Kabaker
Nathaniel M. Zilkha

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In addition to retaining KPMG LLP to audit HealthMarkets’ consolidated financial statements for 2006, HealthMarkets and its affiliates retained KPMG LLP and other accounting and consulting firms to provide advisory, auditing and consulting services in 2006. The Company understands the need for KPMG LLP to maintain objectivity and independence in its audit of the Company’s consolidated financial statements. To minimize relationships that could appear to impair the objectivity of KPMG LLP, the HealthMarkets Audit Committee has restricted the non-audit services that KPMG LLP may provide to HealthMarkets primarily to tax services and merger and acquisition due diligence and audit services, and the Audit Committee has determined that HealthMarkets will obtain non-audit services from KPMG LLP only when the services offered by KPMG LLP are more effective or economical than comparable services available from other service providers.

The Audit Committee Charter provides that the Committee shall approve all non-audit engagement fees and terms with the independent registered public accounting firm and all other compensation to be paid to the independent registered public accounting firm. The Committee has the authority to delegate pre-approvals of non-audit services to a single member of the Audit Committee, and the Chairman of the Committee has been authorized to pre-approve non-audit services up to $75,000 for any one transaction, not to exceed an aggregate of $250,000 in any one year. Fees for non-audit services exceeding these amounts must be approved by the full Committee. As a matter of policy the Chairman requests the Committee to ratify his approval of the non-audit fees at the next quarterly meeting. The Audit Committee has authorized management to approve non-audit fees up to $50,000, subject to a requirement that management report to the Chairman quarterly on any approval by management of such non-audit fees.

In determining the appropriateness of a particular non-audit service to be performed by the registered public accounting firm, the Audit Committee shall consider whether the service facilitates the performance of the audit, improves the Company’s financial reporting process or is otherwise in the public interest.

The aggregate fees billed for professional services by KPMG LLP in 2006 and 2005 were as follows:

Type of Fees	2006	2005

Audit Fees(a)	$2,568,000	$3,845,000
Audit-Related Fees(b)	297,000	143,000
Tax Fees	—	57,000
All Other Fees	22,000	30,000

Total	$2,887,000	$4,075,000

(a)	Includes in 2006 and 2005 fees in the amount of $-0- and $2,681,000, respectively, relating to the audit of internal controls required by the Sarbanes-Oxley Act.

(b)	Includes in 2006 and 2005 fees in the amount of $183,000 and $143,000, respectively, for professional services associated with the Merger transaction.

For purposes of the table above, “audit fees” are fees that the Company paid to KPMG LLP for the audit of the Company’s consolidated financial statements included in HealthMarkets’ Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” represent fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees billed by the accounting firm to the Company for any services not included in the first three categories (which other fees consist primarily of online research subscription fees, seminar attendance fees). All fees in each fee category were approved by the Company’s Audit Committee.

PROPOSAL 2

AMENDMENT TO CERTIFICATE OF INCORPORATION

The Company maintains the Agents’ Total Ownership Plan, as Amended and Restated Effective April 5, 2006 (the “ATOP”) and the Agent’s Contribution to Equity Plan, as Amended and Restated Effective April 5, 2006 (the “ACE”), pursuant to which the Company provides a continuing incentive to agents to sell insurance policies and ancillary products by awarding shares of HealthMarkets’ Class A-2 Common Stock, $0.01 par value per share, to participants. The ATOP and the ACE provide that the Company may, in certain limited circumstances, redeem shares of Class A-2 Common Stock held by participants for less than six (6) months. The current Certificate of Incorporation limits redemption of Class A-2 Common Stock to only those shares outstanding for more than six (6) months. To permit redemption in accordance with the terms of the ATOP and the ACE, the Board of Directors unanimously approved an amendment to the Company’s Certificate of Incorporation, and recommended approval of the amendment by the stockholders, to amend Article IX, Section 1 of the Company’s Certificate of Incorporation. As amended, the Certificate of Incorporation would permit the redemption of Class A-2 Common Stock outstanding for less than six (6) months where such redemption is permitted under the ATOP and the ACE. The proposed amendment to the Company’s Certificate of Incorporation, amending Article IX, Section 1, appears below. The language in bold represents the proposed additional language:

“ARTICLE IX

Section 1. REDEMPTION OF CLASS A-2 COMMON STOCK.  (a) Subject to Section 2 of this Article IX, until a Qualified IPO or a Change of Control, if (i) the agent contract of any Qualified Holder is terminated for Cause, or (ii) a Qualified Holder voluntarily terminates his or her agent contract with the Corporation or with any Affiliate of the Corporation or the agent contract of any Qualified Holder is terminated other than for Cause (in case of either of clause (i) or (ii), a “TERMINATION EVENT”), then the Corporation shall have the option to redeem any or all shares of Class A-2 Common Stock outstanding for more than six (6) months at the Redemption Price at any time within twelve (12) months from the Termination Event (the “REDEMPTION PERIOD”); provided, however, that the foregoing shall not restrict or limit the Corporation’s ability to redeem shares of Class A-2 Common Stock outstanding for less than six (6) months acquired pursuant to the Agents’ Total Ownership Plan, as Amended and Restated Effective April 5, 2006, and the Agent’s Contribution to Equity Plan, as Amended and Restated Effective April 5, 2006, or any amendments thereof or successors thereto, in each case subject to and as expressly provided in such plans. Notwithstanding the foregoing, the Board may extend the Redemption Period in its sole and absolute discretion if the Board makes a good faith determination that it would be advisable and in the best interests of the Corporation to extend the Redemption Period in light of the availability under or limitations imposed by any credit agreement or other debt agreement of the Corporation and the Corporation’s capital and liquidity position.

(b) Subject to Section 2 of this Article IX, until a Qualified IPO or a Change of Control, if a Potential Change of Control has occurred, and the Board has determined in good faith that an actual Change of Control will occur within twenty (20) business days of the date of such determination by the Board (a “CHANGE OF CONTROL EVENT”), then the Corporation shall have the option to redeem any or all shares of Class A-2 Common Stock outstanding for more than six (6) months prior to the Change of Control from any or all Qualified Holders at the Redemption Price; provided, however, that the foregoing shall not restrict or limit the Corporation’s ability to redeem shares of Class A-2 Common Stock outstanding for less than six (6) months acquired pursuant to the Agents’ Total Ownership Plan, as Amended and Restated Effective April 5, 2006, and the Agent’s Contribution to Equity Plan, as Amended and Restated Effective April 5, 2006, or any amendments thereof or successors thereto, in each case subject to and as expressly provided in such plans.

Management believes that this amendment to the Company’s Certificate of Incorporation will eliminate an inconsistency between the Certificate of Incorporation and the terms of the stock accumulation plans maintained for the benefit of the independent insurance agents associated with the Company’s independent agent field forces, including UGA — Association Field Services and Cornerstone America.

The affirmative vote of a majority of the outstanding shares of common stock is needed to ratify the amendment to the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE “FOR” ADOPTION OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION, AS DESCRIBED ABOVE.

PROPOSAL 3

PROPOSAL TO RATIFY THE APPOINTMENT OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although Delaware law does not require that the selection by the Audit Committee of the Company’s independent registered public accounting firm be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit the Audit Committee’s selection to the stockholders for their approval and to abide by the result of the stockholders’ vote. Subject to ratification by the stockholders, the Audit Committee reappointed the firm of KPMG LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2007. In recommending ratification by the stockholders of the appointment of KPMG LLP, the Board of Directors has satisfied itself as to that firm’s professional competence and standing. However, if the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to retain KPMG LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will also be available to respond to appropriate questions from stockholders at the meeting.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

4. OTHER BUSINESS

Neither the Board nor management is aware of any matters to be presented at the Annual Meeting other than those referred to in the Notice of Annual Meeting and this Information Statement.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Unless we indicate otherwise, proposals that stockholders intend to present at the next annual meeting of stockholders must comply with Item 4 of Schedule 14C and must be received at the principal executive offices of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 not later than March 2, 2008, which is 60 days prior to the date of the first anniversary of the mailing of the Information Statement for our 2007 Stockholders Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

North Richland Hills, Texas
May 1, 2007